UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

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Trex Company, Inc.

(Name of Registrant as Specified In Its Charter)

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Trex Company, Inc.

160 Exeter Drive

Winchester, Virginia 22603-8605

Notice of Annual Meeting of Stockholders

May 1, 2019

To our stockholders:

Notice is hereby given that the 2019 annual meeting of stockholders of Trex Company, Inc. will be held at The George Washington Grand Hotel, 103 East Piccadilly Street, Winchester, Virginia, on Wednesday, May 1, 2019, at 9:00 a.m., local time, for the following purposes:

➊	to elect two directors of Trex Company, Inc.;

➋	to approve, on a non-binding advisory basis, the compensation of our named executive officers;

➌	to approve the Third Certificate of Amendment to the Restated Certificate of Incorporation of Trex Company, Inc. to implement a majority voting standard in uncontested elections of directors;

➍	to ratify the appointment of Ernst & Young LLP as Trex Company’s independent registered public accounting firm for the 2019 fiscal year; and

➎	to transact such other business as may properly come before the annual meeting or any adjournment or postponement thereof.

Only stockholders of record at the close of business on March 4, 2019 will be entitled to notice of and to vote at the annual meeting or any adjournment or postponement thereof.

All stockholders are cordially invited to attend this meeting.

We have elected to adopt the U.S. Securities and Exchange Commission rule that allows companies to furnish their proxy materials over the Internet. As a result, we are mailing a Notice Regarding the Availability of Proxy Materials (the “Notice of Availability”) to our stockholders instead of a paper copy of this Proxy Statement and our 2018 Annual Report. The Notice of Availability contains instructions on how to access and review those documents over the Internet. We believe that this process will allow us to provide our stockholders with the information they need in a more timely manner, while reducing the environmental impact and lowering the costs of printing and distributing our proxy materials. Stockholders who receive a Notice of Availability by mail and would like to receive a printed copy of our proxy materials should follow the instructions for requesting such materials included on the Notice of Availability.

Your vote is very important to us.    Whether or not you plan to attend the meeting in person, your shares should be represented and voted. To vote, please complete and return your proxy card, or vote by telephone or via the Internet by following the instructions on your Notice of Availability. Returning a proxy card or otherwise submitting your proxy does not deprive you of your right to attend the annual meeting and vote in person.

By Order of the Board of Directors,

William R. Gupp

Senior Vice President,

General Counsel and Secretary

Dated: March 19, 2019

TREX COMPANY, INC.	2019 PROXY STATEMENT	i

ii	TREX COMPANY, INC.	2019 PROXY STATEMENT

Proxy Summary

This summary highlights information contained elsewhere in this Proxy Statement. This summary does not contain all of the information you should consider. Please read the entire Proxy Statement carefully before voting.

Annual Stockholders Meeting		Meeting Agenda
Date	May 1, 2019	∎ Election of two directors
Time	9:00 a.m. Eastern Time	∎ Advisory vote on executive compensation
Place	The George Washington Grand Hotel 103 East Piccadilly Street Winchester, Virginia 22601

∎  Approval of the Third Certificate of Amendment to the Trex Company, Inc. Restated Certificate of Incorporation to implement a majority voting standard in uncontested elections of directors

∎  Ratification of Ernst & Young LLP (“Ernst & Young”) as our independent registered public accounting firm for fiscal year 2019

∎  Transact other business that may properly come before the meeting

Record Date	March 4, 2019
Voting	Stockholders as of the record date are entitled to vote. Each share of common stock is entitled to one vote for each director nominee and one vote for each of the proposals to be voted on.

  Voting Matters and Vote Recommendation

Item	Board recommendation	Reasons for recommendation	More information
1. Election of two directors.	FOR	The Board and Nominating/Corporate Governance Committee believe that the two Board candidates possess the skills, experience, and diversity to effectively monitor performance, provide oversight, and advise management on the Company’s long-term strategy.	Page 8
2. Advisory vote on executive compensation “say-on-pay.”	FOR	The Board of Directors believes that the Company’s executive compensation programs demonstrate the continuing focus by the Company on a pay for performance philosophy.	Page 56
3. Approval of the Third Certificate of Amendment to the Trex Company, Inc. Restated Certificate of Incorporation to implement a majority voting standard in uncontested elections of directors.	FOR	The Board of Directors believes it is in the best interests of the Company to adopt a majority voting standard in uncontested elections of directors because it believes that only director nominees with broad acceptability among our voting stockholders will be elected and it will enhance the accountability of each elected director to our stockholders.	Page 57
4. Ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for fiscal year 2019.	FOR	Based on the Audit Committee’s assessment of Ernst & Young’s qualifications and performance, the Board of Directors and the Audit Committee believe that its retention for fiscal year 2019 is in the best interests of the Company.	Page 59

TREX COMPANY, INC.	2019 PROXY STATEMENT	1

Board of Directors

The following table provides summary information about each director.

Director Occupation	Age	Director since	Independent	Other public boards	Committee memberships			Up for re-election at current Annual Meeting
					AC	CC	NCGC
Michael F. Golden Retired; Former President and CEO, American Outdoor Brands Corporation (formerly Smith and Wesson Holding Corporation)	64	2013	Yes	2				Yes
Richard E. Posey Retired; Former President and CEO, Moen Incorporated	72	2009	Yes	0				Yes
Jay M. Gratz Retired; Former Executive Vice President and Chief Financial Officer, Ryerson Inc.	66	2007	Yes	0				No
Ronald W. Kaplan Chairman; Retired; Former President and CEO, Trex Company, Inc.	67	2008	Yes	2				No
Gerald Volas CEO, TopBuild Corp.	64	2014	Yes	1				No
James E. Cline President and CEO, Trex Company, Inc.	67	2015	No	0				No
Patricia B. Robinson Independent Consultant; Former President of Mead School and Office Products	66	2000	Yes	0				No

AC	Audit Committee	Chair

CC	Compensation Committee	Member

NCGC	Nominating/Corporate Governance Committee	Financial expert

2	TREX COMPANY, INC.	2019 PROXY STATEMENT

Trex Company, Inc.

160 Exeter Drive

Winchester, Virginia 22603-8605

Annual Meeting of Stockholders

May 1, 2019

Proxy Statement

General Information

  Proxy Solicitation

This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors (the “Board”) of Trex Company, Inc. (the “Company”) for use at the Company’s 2019 annual meeting of stockholders to be held at The George Washington Grand Hotel, 103 East Piccadilly Street, Winchester, Virginia, on Wednesday, May 1, 2019 at 9:00 a.m., local time. The purpose of the annual meeting and the matters to be acted upon are set forth in the accompanying notice of annual meeting.

  Record Date and Voting Securities

Only stockholders of record at the close of business on March 4, 2019, the record date for the annual meeting (the “record date”), will be entitled to notice of and to vote at the annual meeting. As of the record date, we had 58,866,269 shares of common stock outstanding, which are our only securities entitled to vote at the annual meeting. Each share of common stock is entitled to one vote.

A list of stockholders entitled to vote at the annual meeting will be open to the examination of any stockholder, for any purpose germane to the meeting, during ordinary business hours for a period of ten days before the meeting at the Company’s offices at 160 Exeter Drive, Winchester, Virginia, and at the time and place of the meeting during the whole time of the meeting.

  Electronic Notice and Mailing

Notice of the Company’s annual meeting was mailed on or about March 19, 2019 to all stockholders as of the record date.

Those stockholders entitled to vote may vote their shares via the Proxy Card, or via the Internet, telephone or mail, following the instructions printed on the Notice of Availability.

Stockholders who receive a Notice of Availability and would like to receive a printed copy of our proxy materials should follow the instructions for requesting such materials included in the Notice of Availability.

From the date of the mailing of the Notice of Availability until the conclusion of the annual meeting, all of the proxy materials will be accessible on the Company’s website at www.trex.com/proxy.

  Revocability of Proxies

Stockholders who execute proxies may revoke them by giving written notice to our Corporate Secretary any time before such proxies are voted. Attendance at the annual meeting shall not have the effect of revoking a proxy unless the stockholder so attending shall, in writing, so notify the Corporate Secretary at any time prior to the voting of the proxy at the annual meeting.

TREX COMPANY, INC.	2019 PROXY STATEMENT	3

GENERAL INFORMATION

  Other Matters

The Board does not know of any matter that is expected to be presented for consideration at the annual meeting, other than the election of two directors, a non-binding advisory vote on the compensation of our named executive officers, approval of the Third Certificate of Amendment to the Trex Company, Inc. Restated Certificate of Incorporation to implement a majority voting standard in uncontested elections of directors, and ratification of the appointment of our independent registered public accounting firm for the current fiscal year. However, if other matters properly come before the annual meeting, the persons named in the accompanying proxy intend to vote thereon in accordance with their judgment.

  Solicitation Expenses

We are not engaging any company for the purpose of proxy solicitation in conjunction with this Proxy Statement. We will bear the cost of the annual meeting and the cost of soliciting proxies, including the cost of mailing any proxy materials. In addition to solicitation by mail, our directors, officers and regular employees (who will not be specifically compensated for such services) may solicit proxies by telephone or otherwise. Arrangements will be made with brokerage houses and other custodians, nominees and fiduciaries to forward proxies and proxy material to their principals, and we will reimburse them for their expenses. In addition, we have retained Broadridge Financial Solutions, Inc., or Broadridge, to assist in the mailing, collection, and administration of the proxy.

The 2018 Annual Report to stockholders and the 2018 Form 10-K are not proxy soliciting materials.

  Voting Procedures; Quorum; Abstentions; Broker Voting

All proxies received pursuant to this solicitation will be voted except as to matters where authority to vote is specifically withheld. Where a choice is specified as to the proposal, proxies will be voted in accordance with such specification. If no instructions are given, the persons named in the proxy intend to vote:

∎	FOR election of the nominees listed herein as directors;

∎	FOR approval, on a non-binding advisory basis, of the compensation of our named executive officers;

∎	FOR approval of the Third Certificate of Amendment to the Trex Company, Inc. Restated Certificate of Incorporation to implement a majority voting standard in uncontested elections of directors; and

∎	FOR ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the 2019 fiscal year.

A majority of the outstanding shares of common stock entitled to vote on the record date, whether present in person or represented by proxy, will constitute a quorum for the transaction of business at the annual meeting and any adjournment or postponement thereof. Abstentions and broker non-votes (which occur with respect to any proposal when a broker holds shares of a customer in its name and is not permitted to vote on that proposal without instruction from the beneficial owner of the shares and no instruction is given) will be counted as present or represented for purposes of establishing a quorum for the transaction of business.

4	TREX COMPANY, INC.	2019 PROXY STATEMENT

GENERAL INFORMATION

Voting Matter	Standard Required
Election of two directors.	Plurality, which means the two persons receiving the most amount of votes are elected. “Withhold” votes and broker non-votes will have no effect on the election of directors, which is by plurality of the votes cast in person or by proxy. Brokers may vote their shares in favor of directors so long as they have voting instructions from the beneficial owners of the shares. If the Third Certificate of Amendment to the Company’s Restated Certificate of Incorporation is approved by the stockholders at this annual meeting, the voting standard for the 2020 annual meeting will be majority voting.
Advisory vote on executive compensation “say-on-pay”; and Ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the 2019 fiscal year.	Majority of the shares of common stock present in person or represented by proxy and entitled to vote on the matter at this annual meeting. Abstentions from voting on this proposal will have the same effect as a vote against this proposal. Brokers may vote their shares on this proposal if they have voting instructions from the beneficial owners of the shares – and in the case of ratification of the appointment of the Company’s independent auditor, brokers may vote their shares on this proposal even if they have not received instructions (ratification of the appointment of the independent auditor is considered a “routine” matter for which a broker may exercise discretionary voting power). Broker non-votes will not be treated as votes cast on this matter, and therefore will not have any effect on determining the outcome.
Approval of the Third Certificate of Amendment to the Trex Company, Inc. Restated Certificate of Incorporation to implement a majority voting standard in uncontested elections of directors.	Majority of the shares of common stock issued and outstanding. Abstentions and broker non-votes will have the same effect as a vote against this proposal.

TREX COMPANY, INC.	2019 PROXY STATEMENT	5

Security Ownership

The following table presents, as of March 4, 2019, information based upon the Company’s records and filings with the U.S. Securities and Exchange Commission (“SEC”) regarding beneficial ownership of its common stock by the following persons:

∎  each person known to the Company to be the beneficial owner of more than 5% of the common stock;

∎  each director and each nominee to the Board;

∎  each executive officer of the Company named in the Summary Compensation Table following the Compensation Discussion and Analysis section of this Proxy Statement; and

∎  all directors and executive officers of the Company as a group.

As of March 4, 2019, there were 58,866,269 shares of common stock outstanding.

The following information has been presented in accordance with SEC rules and is not necessarily indicative of beneficial ownership for any other purpose. Under SEC rules, beneficial ownership of a class of capital stock as of any date includes any shares of such class as to which a person, directly or indirectly, has or shares voting power or investment power as of such date and also any shares as to which a person has the right to acquire such voting or investment power as of or within 60 days after such date through the exercise of any stock option, warrant or other right, without regard to whether such right expires before the end of such 60-day period or continues thereafter. If two or more persons share voting power or investment power with respect to specific securities, all of such persons may be deemed to be the beneficial owners of such securities.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class (%) (1)
BlackRock, Inc. (2) 55 East 52nd Street New York, New York 10055	8,917,567	15.15%
The Vanguard Group (3) 100 Vanguard Blvd. Malvern, PA 19355	5,968,147	10.14%
ClearBridge Investments, LLC (4) 620 8th Avenue New York, NY 10018	3,306,548	5.62%
James E. Cline (5)	123,925	*
Adam D. Zambanini (6)	105,010	*
William R. Gupp (7)	100,342	*
Bryan H. Fairbanks (8)	51,996	*
Jay T. Scripter (9)	39,007	*
Patricia B. Robinson (10)	42,764	*
Richard E. Posey (11)	28,329	*
Jay M. Gratz (12)	21,104	*
Gerald Volas (13)	15,380	*
Michael F. Golden (14)	15,198	*
Ronald W. Kaplan (15)	6,042	*
All directors and executive officers as a group (11 persons) (16)	549,097	*

*	Less than 1%.

(1)

The percentage of beneficial ownership as to any person as of March 4, 2019 is calculated by dividing the number of shares beneficially owned by such person, which includes the number of shares as to which such person has the right to acquire voting or investment power as of or within 60 days after March 4, 2019, by the sum of the number of shares outstanding as of March 4, 2019 plus the number of shares as to which such person has the right to acquire voting or investment power as of or within 60 days after March 4, 2019. Consequently, the denominator used for calculating such percentage may be different for each beneficial owner. Except as otherwise indicated below and under applicable community property laws, the Company believes that the beneficial owners of the Company’s common stock listed in the table have sole voting and investment power with respect to the shares shown.

6	TREX COMPANY, INC.	2019 PROXY STATEMENT

SECURITY OWNERSHIP

(2)

The information concerning BlackRock, Inc. is based on a Schedule 13G filed with the SEC on January 31, 2019, in which the reporting person reports that it has sole voting power with respect to 8,737,497 of the shares shown and sole dispositive power with respect to all of the shares shown.

(3)

The information concerning The Vanguard Group is based on a Schedule 13G filed with the SEC on February 12, 2019, in which the reporting person reports that it has sole voting power with respect to 122,015 of the shares shown, shared voting power with respect to 7,876 of the shares shown, sole dispositive power with respect to 5,843,756 of the shares shown, and shared dispositive power with respect to 124,391 of the shares shown.

(4)

The information concerning ClearBridge Investments, LLC is based on a Schedule 13G filed with the SEC on February 14, 2019, in which the reporting person reports that it has sole voting power with respect to 1,999,294 of the shares shown, and sole dispositive power with respect to all of the shares shown.

(5)

The shares of common stock shown as beneficially owned by Mr. Cline include 35,966 unvested restricted stock units, and 52,284 stock appreciation rights he has the right to exercise as of or within 60 days after March 4, 2019, and exclude 16,358 stock appreciation rights that are not scheduled to vest as of or within 60 days after March 4, 2019.

(6)

The shares of common stock shown as beneficially owned by Mr. Zambanini include 20,276 unvested restricted stock units, and 25,368 stock appreciation rights he has the right to exercise as of or within 60 days after March 4, 2019, and exclude 5,454 stock appreciation rights that are not scheduled to vest as of or within 60 days after March 4, 2019.

(7)

The shares of common stock shown as beneficially owned by Mr. Gupp include 24,814 unvested restricted stock units, and 31,856 stock appreciation rights he has the right to exercise as of or within 60 days after March 4, 2019, and exclude 6,303 stock appreciation rights that are not scheduled to vest as of or within 60 days after March 4, 2019.

(8)

The shares of common stock shown as beneficially owned by Mr. Fairbanks include 22,136 unvested restricted stock units, and 3,278 stock appreciation rights he has the right to exercise as of or within 60 days after March 4, 2019, and exclude 5,794 stock appreciation rights that are not scheduled to vest as of or within 60 days after March 4, 2019.

(9)

The shares of common stock shown as beneficially owned by Mr. Scripter include 22,758 unvested restricted stock units, and 3,728 stock appreciation rights he has the right to exercise as of or within 60 days after March 4, 2019, and exclude 5,465 stock appreciation rights that are not scheduled to vest as of or within 60 days after March 4, 2019.

(10)

The shares of common stock shown as beneficially owned by Ms. Robinson include 1,070 unvested restricted stock units, and 18,820 stock appreciation rights she has the right to exercise, as of or within 60 days after March 4, 2019.

(11)

The shares of common stock shown as beneficially owned by Mr. Posey include 1,601 unvested restricted stock units, and 12,474 stock appreciation rights he has the right to exercise, as of or within 60 days after March 4, 2019.

(12)

The shares of common stock shown as beneficially owned by Mr. Gratz include 1,070 unvested restricted stock units, and 8,992 stock appreciation rights he has the right to exercise, as of or within 60 days after March 4, 2019.

(13)

The shares of common stock shown as beneficially owned by Mr. Volas include 1,070 unvested restricted stock units, and 5,876 stock appreciation rights he has the right to exercise, as of or within 60 days after March 4, 2019.

(14)

The shares of common stock shown as beneficially owned by Mr. Golden include 1,070 unvested restricted stock units, and 9,420 stock appreciation rights he has the right to exercise, as of or within 60 days after March 4, 2019.

(15)	The shares of common stock shown as beneficially owned by Mr. Kaplan include 1,070 unvested restricted stock units.

(16)

The shares of common stock shown as beneficially owned by all directors and named executive officers as a group include a total of 132,901 unvested restricted stock units, and 172,096 stock appreciation rights they have the right to exercise as of or within 60 days after March 4, 2019, and exclude 39,374 stock appreciation rights that are not scheduled to vest as of or within 60 days after March 4, 2019.

TREX COMPANY, INC.	2019 PROXY STATEMENT	7

Election of Directors

(Proposal 1)

  Nominees for Election as Directors

The Company’s restated certificate of incorporation, as amended, provides that the Board is to be divided into three classes of directors, with the classes to be as nearly equal in number as possible. The current terms of office of the three current classes of directors expire at this annual meeting, at the annual meeting of stockholders in 2020 and at the annual meeting of stockholders in 2021, respectively. Upon the expiration of the term of office of each class, the nominees for such class will be elected for a term of three years to succeed the directors whose terms of office expire.

In accordance with the recommendation of the Nominating/Corporate Governance Committee, Mr. Golden and Mr. Posey have been nominated by the Board for election to the class with a three-year term that will expire at the annual meeting of stockholders in 2022. These nominees are incumbent directors. Mr. Golden has served on the Board since his appointment in February 2013, and Mr. Posey has served on the Board since his appointment in May 2009.

  Approval of Nominees

Approval of the nominees requires the affirmative vote of a plurality of the votes cast at the annual meeting. Abstentions and broker non-votes will have no effect on the election of directors, which is by plurality of the votes cast in person or by proxy. (If the Third Certificate of Amendment to the Company’s Restated Certificate of Incorporation is approved by the stockholders at this annual meeting, the voting standard for the 2020 annual meeting will be majority voting.) Brokers may vote their shares in favor of directors if they have voting instructions from the beneficial owners of the shares. Unless authority to do so is withheld, it is the intention of the persons named in the proxy to vote such proxy FOR the election of each of the nominees. If any of the nominees should become unable or unwilling to serve as a director, the persons named in the proxy intend to vote for the election of such substitute nominee for director as the Board may recommend. It is not anticipated that any of the nominees will be unable or unwilling to serve as a director.

The Board unanimously recommends that the stockholders of the Company vote FOR the election of the nominees to serve as directors.

  Information About Nominees and Continuing Directors

Biographical information concerning each of the nominees and each of the directors continuing in office is presented below.

  Nominees for Election for Three-Year Terms

Director	Age	Director Since
Michael F. Golden	64	2013
Richard E. Posey	72	2009

Michael F. Golden is retired. He served as President and Chief Executive Officer of American Outdoor Brands Corporation (formerly Smith and Wesson Holding Corporation), a manufacturer of firearms and firearms-related products and accessories, from December 2004 until his retirement in September 2011, and currently serves as a director of such company. Mr. Golden was employed in various executive positions with the Kohler Company, which manufactures kitchen and bath plumbing fixtures, furniture, tile, engines, and generators, and operates resorts, from February 2002 until December 2004, with his most recent position being the President of its

8	TREX COMPANY, INC.	2019 PROXY STATEMENT

ELECTION OF DIRECTORS (PROPOSAL 1)

Cabinetry Division. Mr. Golden was the President of Sales for the Industrial/Construction Group of the Stanley Works Company, which manufactures tools and hardware, from 1999 until 2002; Vice President of Sales for Kohler’s North American Plumbing Group from 1996 until 1998; and Vice President, Sales and Marketing for a division of The Black & Decker Corporation, which manufactures tools and hardware, where he was employed from 1981 until 1996. Mr. Golden also serves on the Board of Directors of Quest Resources Holding Corporation, a company that provides management programs to reuse, recycle, and dispose of various waste streams and recyclables in the United States. He received a B.S. degree in Marketing from Pennsylvania State University and a M.B.A. degree from Emory University.

Mr. Golden was initially appointed by the Board in February 2013, renominated in 2013 and 2016, and renominated this year specifically because the Board felt it was important to find and include an additional member with experience as a chief executive officer and experience in growing branded consumer products companies.

Richard E. Posey is retired. He served as President and Chief Executive Officer of Moen Incorporated, a manufacturer of faucets, from January 2002 until his retirement in September 2007. Prior to joining Moen, Mr. Posey was President and Chief Executive Officer of Hamilton Beach / Proctor Silex, Inc., a manufacturer of small kitchen appliances, for five years. Mr. Posey began his career at S.C. Johnson & Son, a supplier of cleaning and other household products, where for 22 years he served in a series of increasingly responsible management positions, both overseas and in the U.S., culminating with Executive Vice President, Consumer Products, North America. Mr. Posey is a Founding Trustee, Virginia Commonwealth University School of Engineering Foundation. He received a B.A. degree in English from The University of Southern California and a M.B.A. degree from The University of Michigan.

Mr. Posey was initially appointed by the Board in May 2009, renominated in 2010, 2013 and 2016, and renominated this year because the Board felt it was important to find and include a member with consumer product experience. Mr. Posey was primarily chosen due to his professional experience as a chief executive of a number of consumer product companies, and his experience in sales and marketing of consumer products.

  Directors Whose Terms Expire in 2020

Director	Age	Director Since
Jay M. Gratz	66	2007
Ronald W. Kaplan	67	2008
Gerald Volas	64	2014

Jay M. Gratz has served as a consultant and director of 10X Technologies, a high technology startup, since April 2017. Mr. served as the Chief Financial Officer of VisTracks, Inc., an application enabling platform service provider, for the period of March 2010 through January 2018, and a director of such company for the period of April 2010 through January 2018. Mr. Gratz was a partner in Tatum LLC, a national executive services and consulting firm that focuses on the needs of the Office of the CFO between February 2010 and March 2010. From October 2007 through February 2010, Mr. Gratz was an independent consultant. From 1999 through October 2007, Mr. Gratz served as Executive Vice President and Chief Financial Officer of Ryerson Inc., a metals processor and distributor, and as President of Ryerson Coil Processing Division from November 2001 until October 2007. Mr. Gratz served as Vice President and Chief Financial Officer of Inland Steel Industries, a steel company, from 1994 through 1998, and served in various other positions, including Vice President of Finance, within that company since 1975. Mr. Gratz is a Certified Public Accountant. He received a B.A. degree in economics from State University of New York in Buffalo and an M.B.A. degree from Northwestern University Kellogg Graduate School of Management.

Mr. Gratz was initially appointed to the Board in 2007, and renominated in 2008, 2011, 2014 and 2017, specifically because the Board felt it was important to have a member with extensive financial experience. Mr. Gratz is a Certified Public Accountant, served as a chief financial officer of another respected public company, and has experience dealing with a wide-range of financial issues that the Board feels is beneficial to the Company. In addition, the Board also believed that Mr. Gratz could potentially serve as Chairman of the Audit Committee (in which position he is now currently serving).

TREX COMPANY, INC.	2019 PROXY STATEMENT	9

ELECTION OF DIRECTORS (PROPOSAL 1)

Ronald W. Kaplan retired as President and Chief Executive Officer of the Company on August 17, 2015, and remains the Chairman. He served as Chairman, President and Chief Executive Officer of the Company between May 2010 and August 2015. From January 2008 to May 2010, Mr. Kaplan served as President and Chief Executive Officer of the Company. From February 2006 through December 2007, Mr. Kaplan served as Chief Executive Officer of Continental Global Group, Inc., a manufacturer of bulk material handling systems. For 26 years prior to this, he was employed by Harsco Corporation, an international industrial services and products company, at which he served in a number of capacities, including as Senior Vice President-Operations, and, from 1994 through 2005, as President of Harsco’s Gas Technologies Group, which manufactures containment and control equipment for the global gas industry. Mr. Kaplan also serves on the Board of Directors of Caesarstone Sdot-Yam, Ltd., a company engaged in the manufacture and sale of engineered stone surfaces used for kitchen countertops, vanity tops and tiles, and DIRTT Environmental Solutions Ltd., a company engaged in the manufacture of custom prefabricated interior environments. He received a B.A. degree in economics from Alfred University and an M.B.A. degree from the Wharton School of Business, University of Pennsylvania.

Mr. Kaplan was hired by the Company in January 2008 as its President and Chief Executive Officer. The Board believed that the Company at that time would greatly benefit from someone with prior professional experience as a chief executive officer of manufacturing companies, including experience leading companies through financial and operational “turnarounds”, which the Board felt was important experience for the Company at that time. Mr. Kaplan was initially appointed to the Board in 2008, and renominated in 2008, 2011, 2014 and 2017, because the Board believed that the Chief Executive Officer of the Company should serve on the Board. Mr. Kaplan has retired as the Company’s Chief Executive Officer but remains as Chairman of the Board because the Board believes they can benefit from Mr. Kaplan’s experience with both the Company and in the industry in which the Company competes.

Gerald Volas has served as Chief Executive Officer and a director of TopBuild Corp., a leading installer and distributor of insulation products, since June 2015. Between 1982 and June 2015, Mr. Volas was employed by Masco Corporation, one of the world’s leading manufacturers of brand-name products for the home improvement and new home construction industries, in various positions of increasing responsibility. Between February 2005 and June 2015, he served as a Group Executive responsible for almost all of Masco’s operating companies. From April 2001 to February 2005, he served as President of Liberty Hardware, a Masco operating company, from January 1996 to April 2001, he served as a Group Controller supporting a variety of Masco operating companies, and from May 1982 to January 1996, he served in progressive financial roles including Vice President/Controller at BrassCraft Manufacturing Company, a Masco operating company. Mr. Volas is a Certified Public Accountant. He received a Bachelor of Business Administration degree from the University of Michigan.

Mr. Volas was initially appointed to the Board in March 2014, and renominated in 2014 and 2017, because of his professional experience as an executive of a consumer products company, with additional specific experience in the home improvement and new home construction industry. In addition, the Board felt it was important to find a member with extensive financial experience. Mr. Volas is a Certified Public Accountant, and has experience dealing with a wide-range of financial issues that the Board feels is beneficial to the Company, and could potentially serve as Chairman of the Audit Committee in the future.

  Directors Whose Terms Expire in 2021

Director	Age	Director Since
James E. Cline	67	2015
Patricia B. Robinson	66	2000

James E. Cline has served as President and Chief Executive Officer of the Company since August 17, 2015. He previously served as Senior Vice President and Chief Financial Officer between August 2013 and August 2015, and as Vice President and Chief Financial Officer between March 2008 and July 2013. Mr. Cline served from July 2005 through December 2007 as the President of Harsco GasServ, a subsidiary of Harsco Corporation and a manufacturer of containment and control equipment for the global gas industry. From January 2008 through February 2008, in connection with the purchase of Harsco GasServ by Taylor-Wharton International LLC, which was owned by Windpoint Partners Company, Mr. Cline served as a consultant to the buyers by providing

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ELECTION OF DIRECTORS (PROPOSAL 1)

transition management and financial services. From April 1994 through June 2005, Mr. Cline served as the Vice President and Controller of Harsco GasServ. Mr. Cline served in various capacities with Huffy Corporation from June 1976 to February 1994, including as the Director of Finance of its True Temper Hardware subsidiary, a manufacturer of lawn care and construction products. Mr. Cline received a B.S.B.A. degree in accounting from Bowling Green State University.

Mr. Cline was initially appointed to the Board in August 2015 upon his promotion to President and Chief Executive Officer. Mr. Cline was initially appointed to the Board in 2015, and renominated in 2016 and 2018, specifically because the Board believes it is in the best interest of the Company that the Chief Executive Officer be a member of the Board, and because the Board felt it was important to have another member of the Board with significant expertise in this industry.

Patricia B. Robinson has been an independent consultant since 1999. From 1977 to 1998, Ms. Robinson served in a variety of positions with Mead Corporation, a forest products company, including President of Mead School and Office Products, Vice President of Corporate Strategy and Planning, President of Gilbert Paper, Plant Manager of a specialty machinery facility and Product Manager for new packaging product introductions. She received a B.A. degree in economics from Duke University and a M.B.A. degree from the Darden School at the University of Virginia.

Ms. Robinson was initially appointed to the Board in November 2000, and renominated in 2003, 2006, 2009, 2012, 2015 and 2018, due to her professional experience as a President of a consumer products company and her experience with strategic planning and new product introductions. As a consumer products company that continues to innovate with new products, the Board believes this is important experience to have on the Board.

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Corporate Governance

  Board of Directors

The Board currently consists of seven directors. Frank Merlotti, Jr. retired from the Board of Directors effective May 3, 2018, after twelve years of service to the Company.

The Board has three standing committees: the Audit Committee, the Compensation Committee and the Nominating/Corporate Governance Committee. During the Company’s 2018 fiscal year, the Board held five meetings, the Audit Committee held four meetings, the Compensation Committee held five meetings, and the Nominating/Corporate Governance Committee held five meetings. During 2018, each director attended at least 75% of the aggregate of the total number of meetings of the Board and of each committee of the Board on which such director served.

It is the Company’s policy that all directors should attend the annual meetings of the Company’s stockholders. All of the directors attended the annual meeting of stockholders in 2018.

The Board does not have a strict retirement age for directors. However, the Board does believe that once a director attains a certain age, the Board should carefully consider whether such director’s continued service on the Board is in the best interests of the Company. The Company’s Corporate Governance Principles provide that at the adjournment of each annual meeting of stockholders, any director who is then age 75 or older shall tender his or her resignation to the Board, at which time the Board may elect to either accept such resignation or request that such director continue to serve on the Board.

  Board Leadership Structure

Board Leadership Structure. Our Board is currently led by a non-executive Chairman, Mr. Kaplan, who retired as the Company’s President and Chief Executive Office on August 17, 2015. Our Board determined that retaining Mr. Kaplan as Chairman, despite him retiring as chief executive officer, was in the best interests of the Company because it allows the Company to benefit from Mr. Kaplan’s significant experience and accumulated expertise about the Company’s industry and the Company’s internal policies, practices and procedures to effectively and expertly guide the Board. Mr. Kaplan’s familiarity with the Company’s executives reinforces that the Board and executives will operate with continuity and common purpose. The Board determined that having Mr. Kaplan serve as chairman will allow Mr. Cline, the Company’s President and Chief Executive Officer effective August 17, 2015, to focus on executing the Company’s strategy and manage operations and performance. The Board is further comprised of a Lead Independent Director, an independent Audit Committee Chairman, an independent Compensation Committee Chairman, and an independent Nominating/ Corporate Governance Committee Chairman. These independent positions align with the Company’s corporate governance policies and practices and assure adequate independence of the Board.

Although as of August 17, 2018, Mr. Kaplan is considered “independent” under New York Stock Exchange Rules, the Board has appointed Ms. Robinson to serve as Lead Independent Director for a term ending on May 1, 2019. Ms. Robinson is an experienced former chief executive officer. (For additional information regarding Ms. Robinson’s professional experience, please see “Proposal 1 — Election of Directors”.) Pursuant to the Company’s Corporate Governance Principles, the responsibilities of the Lead Independent Director may include: presiding at executive sessions of the independent directors; presiding at Board meetings in the absence of the Chairman; making recommendations and consulting with management with regard to Board meeting agendas, materials and schedules; and serving as a liaison between the independent directors and members of senior management.

Director Independence.    The Board has affirmatively determined that all of the current directors, other than Mr. Cline, who is the Company’s current President and Chief Executive Officer, and including Mr. Kaplan as of August 17, 2018, are “independent” of the Company within the independence guidelines governing companies listed on the New York Stock Exchange, or “NYSE”. For a director to be “independent” under the NYSE

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guidelines, the Board must affirmatively determine that the director has no material relationship with the Company, either directly or as a partner, stockholder or officer of an organization that has a relationship with the Company.

The Board has adopted the following categorical standards of independence to assist it in determining whether a director has a material relationship with the Company. The following relationships between a director and the Company will not be considered material relationships that would preclude a finding by the Board that the director is independent under the NYSE guidelines:

∎  employment of the director or the director’s immediate family member by another company that makes payments to, or receives payments from, the Company or any of its subsidiaries for property or services in an amount which, in any single fiscal year, does not exceed the greater of $1,000,000 or 2% of such other company’s consolidated gross revenues; and

∎  a relationship of the director or the director’s immediate family member with a charitable organization, as an executive officer, board member, trustee or otherwise, to which the Company or any of its subsidiaries has made charitable contributions of not more than $50,000 annually in any of the last three years.

Furthermore, the Board has also determined, consistent with NYSE guidelines, a director is not independent if:

∎  The director is, or has been within the last three years, an employee of the Company, or an immediate family member is, or has been within the last three years, an executive officer of the Company.

∎  The director has received, or has an immediate family member who has received, during any twelve-month period within the last three years, more than $120,000 in direct compensation from the Company, other than director and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service).

∎  The director is a current partner or employee of a firm that is the Company’s internal or external auditor; the director has an immediate family member who is a current partner of such a firm; the director has an immediate family member who is a current employee of such a firm and personally works on the Company’s audit; or the director or an immediate family member was within the last three years a partner or employee of such a firm and personally worked on the Company’s audit within that time.

∎  The director or an immediate family member is, or has been within the last three years, employed as an executive officer of another company where any of the Company’s present executive officers at the same time serves or served on that company’s compensation committee.

∎  The director is a current employee, or an immediate family member is a current executive officer, of a company that has made payments to, or received payments from, the Company for property or services in an amount which, in any of the last three fiscal years, exceeds the greater of $1,000,000, or 2% of such other company’s consolidated gross revenues.

Consistent with the NYSE guidelines, the Company’s corporate governance principles require the Company’s non-management directors to meet at least once each quarter without management present and, if the group of non-management directors includes any director who is not independent under NYSE guidelines, to meet at least once each year with only the independent directors present. The Company’s non-management directors held five executive sessions in 2018. Mr. Kaplan, as Chairman, acted as presiding director for each such executive session of non-management directors. In 2018, the Company’s independent directors held one executive session, at which Ms. Robinson presided.

  Board Committees

Our Board has three standing committees:

∎  Audit Committee, chaired by Mr. Gratz;

∎  Compensation Committee, chaired by Mr. Posey until May 2, 2018 and by Mr. Golden after such date; and

∎  Nominating/ Corporate Governance Committee, chaired by Mr. Golden until May 2, 2018 and by Mr. Posey after such date.

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CORPORATE GOVERNANCE

Each of these committees plays an important role in the governance and leadership of our Board and each is chaired by an independent director with significant business experience.

Audit Committee.    The Audit Committee of the Board is a standing committee composed of four non-employee directors who meet the independence and expertise requirements of the NYSE listing standards. Pursuant to SEC rules, the Board has determined that Mr. Gratz and Mr. Volas are “audit committee financial experts,” as such term is defined for purposes of Item 407 of Regulation S-K promulgated by the SEC, and are independent of management. The Audit Committee held four meetings during 2018. During 2018, the Audit Committee consisted of Mr. Gratz, who is the Chairman, Mr. Golden between January 1, 2018 and May 2, 2018, Mr. Posey, Ms. Robinson since May 2, 2018, and Mr. Volas.

The Audit Committee operates under a written charter that is reviewed annually. The Audit Committee is responsible, among its other duties, for engaging, overseeing, evaluating and replacing the Company’s independent registered public accounting firm, pre-approving all audit and non-audit services by the independent registered public accounting firm, reviewing the scope of the audit plan and the results of each audit with management and the independent registered public accounting firm, reviewing the internal audit function, reviewing the adequacy of the Company’s system of internal controls over financial reporting and disclosure controls and procedures, reviewing the financial statements and other financial information included in the Company’s annual and quarterly reports filed with the SEC, reviewing the efficacy of the Company’s information security and technology risks (including cybersecurity) and related policies and procedures, which include receiving quarterly reports from our Chief Financial Officer who is tasked with monitoring cybersecurity risks, and exercising oversight with respect to the Company’s Code of Conduct and Ethics and other policies and procedures regarding adherence with legal requirements. The Audit Committee has the authority to retain and terminate any third-party consultants and to obtain advice and assistance from internal and external legal, accounting and other advisers. The Audit Committee is authorized to delegate its authority to subcommittees as determined to be necessary or advisable. A current version of the Audit Committee charter is available on the Company’s website at www.trex.com/our-company/corporate-governance/committees-charters/.

Compensation Committee.    The Compensation Committee of the Board is a standing committee composed of four non-employee directors between January 1, 2018 and May 2, 2018, and three non-employee directors since May 2, 2018, who meet the independence requirements of the NYSE listing standards. The Compensation Committee held five meetings during 2018. During 2018, the Compensation Committee consisted of Mr. Golden who has been the chairman and member since May 2, 2018, Mr. Posey, who was the Chairman and member between January 1, 2018 and May 2, 2018, Mr. Gratz and Mr. Merlotti between January 1, 2018 and May 2, 2018, Ms. Robinson, and Mr. Volas since May 2, 2018.

The Compensation Committee operates under a written charter that is reviewed annually. Pursuant to its charter, the principal functions of the Compensation Committee are to review, determine and approve the compensation and benefits of the Company’s Chief Executive Officer, or “CEO,” and the other executive officers named in the Summary Compensation Table following the Compensation Discussion and Analysis section of this Proxy Statement, or “named executive officers,” as well as other officers, and to administer the Company’s employee benefit programs, including its Amended and Restated 2014 Stock Incentive Plan, or “2014 Stock Incentive Plan,” Amended and Restated 1999 Employee Stock Purchase Plan, or “1999 Employee Stock Purchase Plan,” annual cash incentive plan, and other incentive compensation plans, benefits plans and equity-based plans.

The Compensation Committee has the authority to retain and terminate any third-party compensation consultant and to obtain advice and assistance from internal and external legal, accounting and other advisers. (See the Compensation Discussion and Analysis section of this Proxy Statement for information regarding the practices of the Compensation Committee, including the role of the officers and the Compensation Committee’s compensation consultant in determining or recommending the amount and form of compensation paid to the named executive officers.) The Compensation Committee is authorized to delegate its authority to subcommittees as determined to be necessary or advisable. A current version of the Compensation Committee charter is available on the Company’s website at www.trex.com/our-company/corporate-governance/committees-charters/.

Nominating/Corporate Governance Committee.    The Nominating/Corporate Governance Committee of the Board is a standing committee composed of four non-employee directors between January 1, 2018 and May 2, 2018, and three non-employee directors since May 2, 2018, who meet the independence requirements of the NYSE

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listing standards. The Nominating/Corporate Governance Committee held five meetings during 2018. During 2018, the Nominating/Corporate Governance Committee consisted of Mr. Golden, who was the chairman between January 1, 2018 and May 2, 2018 and a member for the entire year, Mr. Posey, who has been the Chairman and member since May 2, 2018, Mr. Gratz, who has been a member since May 2, 2018, Mr. Merlotti, who was a member between January 1, 2018 and May 2, 2018, Ms. Robinson, who was a member between January 1, 2018 and May 2, 2018, and Mr. Volas, who was a member between January 1, 2018 and May 2, 2018.

The Nominating/Corporate Governance Committee operates under a written charter that is reviewed annually. The Nominating/Corporate Governance Committee is responsible for recommending candidates for election to the Board and for making recommendations to the Board regarding corporate governance matters, including Board size and membership qualifications, Board committees, corporate organization, non-employee director compensation, succession planning for officers and key executives, programs for training and development of executive-level employees, and stockholder proposals regarding these matters. The Nominating/Corporate Governance Committee has the authority to retain and terminate any search firm engaged to identify director candidates, and to obtain advice and assistance from outside counsel and any other advisors, as it deems appropriate in its sole discretion. The Nominating/Corporate Governance Committee is authorized to delegate its authority to subcommittees as determined to be necessary or advisable. A current version of the Nominating/Corporate Governance Committee charter is available on the Company’s website at www.trex.com/our-company/corporate-governance/committees-charters/.

  Board Risk Oversight

Our Board recognizes the importance of effective risk oversight in running a successful business and in fulfilling its fiduciary responsibilities to the Company and its stockholders. While the Chief Executive Officer and other members of our senior leadership team are responsible for the day-to-day management of risk, our Board is responsible for ensuring that an appropriate culture of risk management exists within the Company and for setting the right “tone at the top,” overseeing our aggregate risk profile, and assisting management in addressing specific risks, such as strategic and competitive risks, financial risks, brand and reputation risks, legal risks, regulatory risks, and operational risks.

The Board believes that its current leadership structure best facilitates its oversight of risk by combining independent leadership, through an independent Chairman, a Lead Independent Director, independent board committees, and majority independent board composition, with an experienced Chairman and an experienced Chief Executive Officer who each have intimate knowledge of our business, history, and the complex challenges we face. The Chief Executive Officer’s in-depth understanding of these matters and involvement in the day-to-day management of the Company uniquely positions him to promptly identify and raise key business risks to the Board, call special meetings of the Board when necessary to address critical issues, and focus the Board’s attention on areas of concern. The Chairman, Lead Independent Director, independent committee chairs and other directors also are experienced executives who can and do raise issues for Board consideration and review, and are not hesitant to challenge management. The Board believes there is a well-functioning and effective balance between the Chairman, Lead Independent Director, independent board committees, independent board members, and the Chief Executive Officer, which enhances risk oversight.

The Board exercises its oversight responsibility for risk both directly and through its three standing committees. Throughout the year, the Board and each committee spend a portion of their time reviewing and discussing specific risk topics. The full Board is kept informed of each committee’s risk oversight and related activities through regular attendance at all committee meetings by all directors. Strategic, operational and competitive risks also are presented and discussed at the Board’s quarterly meetings, and more often as needed. On at least an annual basis, the Board conducts a review of our long-term strategic plans and members of senior management report on our top risks and the steps management has taken or will take to mitigate these risks. At each quarterly meeting, or more often as necessary, our Chief Executive Officer provides written and/or oral reports to the Board on the critical issues we face, and each officer reports on recent developments in their respective operating area. These reports include a discussion of business risks as well as a discussion regarding enterprise risk. In addition, at each quarterly meeting, or more often as necessary, the General Counsel updates the Board on material legal and regulatory matters.

TREX COMPANY, INC.	2019 PROXY STATEMENT	15

CORPORATE GOVERNANCE

The Audit Committee is responsible for reviewing the framework by which management discusses our risk profile and risk exposures with the full Board and its committees. The Audit Committee meets regularly with our Chief Financial Officer, independent auditor, internal auditor, General Counsel, and other members of senior management to discuss our major financial risk exposures, financial reporting, internal controls, credit and liquidity risk, compliance risk, and key operational risks. The Audit Committee meets regularly in separate executive sessions with the independent auditor and internal auditor, as well as with committee members only, to facilitate a full and candid discussion of risk and other issues.

The Compensation Committee is responsible for overseeing human capital and compensation risks, including evaluating and assessing risks arising from our compensation policies and practices and ensuring executive compensation is aligned with performance. The Compensation Committee is also charged with monitoring our incentive and equity-based compensation plans, including employee benefit plans, reviewing and retaining compensation advisers, and considering the results of the say-on-pay vote and determine what adjustments, if any, are necessary or appropriate for the Company to make to its compensation policies and practices in light of such vote.

The Nominating/Corporate Governance Committee oversees risks related to our overall corporate governance, including Board and committee composition, Board size and structure, Board compensation, director independence, and our corporate governance profile and ratings. The Committee also is actively engaged in overseeing risks associated with succession planning for the Board and management.

   Environmental, Social and Governance Matters

The Board of Directors and the Company’s management recognize the importance of environmental, social and governance (“ESG”) matters and how they impact our stakeholders. We believe appropriately responding to ESG issues is an important component of corporate social responsibility and comprehensive fiscal management. In light of the continued importance surrounding ESG matters, the Company is active in establishing and improving programs, practices and policies to maximize the benefit to the Company, and our stockholders, employees and the communities we impact. We believe that strong ESG programs and practices are critical to attracting the best talent, executing on our strategies, maintaining a robust supplier and channel partner base, and innovating to meet our consumers’ evolving expectations.

We are committed to conducting operations and activities in a manner that provides and maintains safe and healthful working conditions, protects the environment, and conserves natural resources. In meeting this commitment, it is our policy that no employee shall engage in any conduct that violates any environmental, health or safety law or is otherwise inconsistent with the health and safety needs of our employees and the environmental needs of our communities. We are also committed to the continual improvement of our environmental management systems, our environmental, health and safety programs, and to the prevention of pollution.

A copy of the Company’s current ESG report is available on the Company’s website at www.trex.com/our-company/esg-report/.

In connection with the Company’s ESG efforts, in addition to our Code of Conduct and Ethics, the Company has adopted a Human Rights Policy, a Vendor and Customer Code of Conduct and Ethics, an Environmental Policy and an Occupational Health and Safety Policy. A current version of each of these policies is available on the Company’s website at www.trex.com/our-company/.

   Compensation Committee Interlocks and Insider Participation

No member of the Compensation Committee was an officer or employee of the Company or any subsidiary of the Company during 2018. There are no interlock relationships as defined in the applicable SEC rules.

  Director Nominations Policy

The Board has, by resolution, adopted a director nominations policy. The purpose of the nominations policy is to set forth the process by which candidates for directors are selected. The nominations policy is administered by the Nominating/Corporate Governance Committee of the Board.

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CORPORATE GOVERNANCE

The Board does not currently prescribe any minimum qualifications for director candidates. Consistent with the criteria for the selection of directors approved by the Board, the Nominating/Corporate Governance Committee will take into account the Company’s current needs and the qualities needed for Board service, including experience and achievement in business, finance, technology or other areas relevant to the Company’s activities; reputation, ethical character and maturity of judgment; diversity of viewpoints, backgrounds and experiences; absence of conflicts of interest that might impede the proper performance of the responsibilities of a director; independence under SEC and NYSE rules; service on other boards of directors; sufficient time to devote to Board matters; ability to work effectively and collegially with other Board members; and diversity. In considering the diversity of candidates, the Committee considers an individual’s background, professional experience, education and skill, race, gender and/or national origin. In the case of incumbent directors whose terms of office are set to expire, the Nominating/Corporate Governance Committee will review such directors’ overall service to the Company during their term, including the number of meetings attended, level of participation, quality of performance and any transactions of such directors with the Company during their term. For those potential new director candidates who appear upon first consideration to meet the Board’s selection criteria, the Nominating/Corporate Governance Committee will conduct appropriate inquiries into their background and qualifications and, depending on the result of such inquiries, arrange for in-person meetings with the potential candidates.

The Nominating/Corporate Governance Committee may use multiple sources for identifying director candidates, including its own contacts and referrals from other directors, members of management, and Trex Company’s advisers. The Nominating/Corporate Governance Committee has used in the past, and may use in the future, the services of an executive search firm to help identify candidates for directors who meet the qualifications outlined above. The search firm screens the candidates, conducts reference checks, prepares a biography of each candidate for committee review and assists in arranging interviews.

The Committee will also consider director candidates recommended by stockholders and will evaluate such director candidates in the same manner in which it evaluates candidates recommended by other sources. In making recommendations for director nominees for the annual meeting of stockholders, the Nominating/Corporate Governance Committee will consider any written recommendations of director candidates by stockholders received by the Secretary of the Company no later than 120 days before the anniversary of the previous year’s annual meeting of stockholders. Recommendations must include the candidate’s name and contact information and a statement of the candidate’s background and qualifications, and must be mailed to Trex Company, Inc., 160 Exeter Drive, Winchester, Virginia 22603-8605, Attention: Secretary.

The nominations policy is intended to provide a flexible set of guidelines for the effective functioning of the Company’s director nominations process. The Nominating/Corporate Governance Committee intends to review the nominations policy as it considers advisable and anticipates that modifications may be necessary from time to time as the Company’s needs and circumstances evolve, and as applicable legal or listing standards change. The Nominating/Corporate Governance Committee may amend the nominations policy at any time.

The Company’s bylaws provide that any stockholder wishing to nominate persons for election as directors at an annual meeting must deliver to the Secretary of the Company at the Company’s principal office in Winchester, Virginia a written notice of the stockholder’s intention to make such a nomination. The stockholder generally is required to furnish the notice no earlier than 120 days and no later than 90 days before the first anniversary of the preceding year’s annual meeting. The notice must contain the information required by the bylaws.

  Communications with the Board of Directors; Reporting Questionable   Accounting, Internal Accounting Controls and Auditing Matters

The Board welcomes communications from its stockholders and other interested parties and has adopted a procedure for receiving and addressing those communications. Security holders and other interested parties may communicate any concerns they may have about the Company directly and confidentially to either the full Board or the non-management directors as a group, or an individual director, by writing to: “Board of Directors” or “Non-Management Directors” or Name of Individual Director, Trex Company, Inc., 160 Exeter Drive, Winchester, VA 22603-8605, Attention: Secretary, or by calling the Company’s Governance Hotline (800-719-4916). An independent third-party vendor maintains the Governance Hotline. A caller wishing to be identified may indicate his or her name in the message. All calls are forwarded to both the Company Secretary and Chief Financial

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CORPORATE GOVERNANCE

Officer. The Secretary then reviews and forwards all communications to the Board member or members that the caller designates, except for those communications that are outside the scope of Board matters or duplicative of other communications previously forwarded to the intended recipients. The Secretary will retain copies of all communications and maintain a record of whether the communications were forwarded and, if not, the reason why not.

Any individual, whether an employee or third party, may report to the Audit Committee any information relating to questionable accounting, internal accounting controls and auditing matters by writing to Trex Company, Inc., Audit Committee Chairman, c/o Woods Rogers PLC, 901 East Byrd Street, Suite 1550, Richmond, VA 23219, or by calling the Company’s Governance Hotline. As stated above, an independent third-party vendor maintains the Governance Hotline. A caller wishing to be identified may indicate his or her name in the message. All calls are forwarded to the Chairman of the Audit Committee. If anyone wants to submit relevant records, they should be mailed to the above address.

  Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s directors and executive officers and persons who own more than 10% of the Company’s common stock to file with the SEC and the NYSE initial reports of ownership and reports of changes in ownership of common stock and other equity securities of the Company. The reporting persons are required by rules of the SEC to furnish the Company with copies of all Section 16(a) reports they file. Based solely upon a review of Section 16(a) reports furnished to the Company for fiscal 2018 or written representations that no other reports were required, the Company believes that the foregoing reporting persons complied with all filing requirements for fiscal 2018, except that on one occasion a Form 4 report reporting the purchase of shares under the Company’s employee stock purchase program by an executive officer of the Company was filed one day after the deadline.

  Availability of Code of Conduct and Ethics, Bylaws, Corporate   Governance Principles, and Committee Charters

We have adopted a Code of Conduct and Ethics, which is applicable to all of our directors, officers and employees, including our Chief Executive Officer and Chief Financial Officer. We make available on our web site, at https://www.trex.com/our-company/corporate-governance/, and in print, to any stockholder who requests them, copies of our Code of Conduct and Ethics, our Bylaws, our Corporate Governance Principles and the Charters of each standing committee of our Board. Requests for copies of these documents should be directed to Corporate Secretary, Trex Company, Inc., 160 Exeter Drive, Winchester, Virginia 22603-8605. To the extent required by SEC rules, we intend to disclose any amendments to our Code of Conduct and Ethics, and any waiver of a provision of the code with respect to our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions, on our web site referred to above within four business days following any such amendment or waiver, or within any other period that may be required under SEC rules from time to time.

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Director Compensation

Non-employee directors of the Company receive cash and stock-based compensation under the Trex Company, Inc. Amended and Restated 1999 Incentive Plan for Outside Directors, or “Outside Director Plan.” The Outside Director Plan is administered by the Nominating/Corporate Governance Committee of the Board. The Outside Director Plan provides that all equity grants issued under such Plan are issued pursuant to the 2014 Stock Incentive Plan, which was approved by stockholders at the Company’s 2014 annual meeting.

The Nominating/Corporate Governance Committee is responsible for making recommendations to the Board regarding non-employee director compensation. In accordance with this authority, the Nominating/Corporate Governance Committee utilizes the Compensation Committee’s independent compensation consultant, Korn/Ferry International (“KF”), to advise the Nominating/Corporate Governance Committee on matters related to director compensation.

The Company’s director compensation program was reviewed by KF in 2018 relative to the Company’s peer group. The Company’s peer group is reviewed by KF prior to each compensation review, and in July 2018, KF provided the Nominating/Corporate Governance Committee (with respect to director compensation) and the Compensation Committee (with respect to officer compensation) a set of considerations for change, including proposed additions and deletions to the peer group. (See discussion in Compensation Discussion and Analysis under the “How Do We Determine Executive Pay” for further discussion on the changes to the Company’s peer group.)

The peer group approved by both the Nominating/Corporate Governance Committee and the Compensation Committee, and utilized by KF for the director compensation study was as follows:

AAON, Inc.	Floor & Decor Holdings, Inc.
American Woodmark Corp.	Gibraltar Industries, Inc.
Apogee Enterprises, Inc.	Kadant Inc.
Armstrong World Industries, Inc.	Patrick Industries, Inc.
Cavco Industries, Inc.	PGT Innovations, Inc.
Continental Building Products, Inc.	Simpson Manufacturing, Inc.
Dorman Products, Inc.	Sturm Ruger & Co., Inc.
Eagle Materials, Inc.

The KF review indicated that the non-employee directors’ total annual compensation (consisting of cash and equity-based compensation) was approximately at the 25th percentile of the Company’s peer group. KF also provided to the Compensation Committee an analysis of total shareholder return (“TSR”) of the Company compared to its peer group over a 1-year and 3-year time period (measured as of July 31, 2018). With respect to 1-year TSR, the Company’s TSR was the highest, at 106.7%, compared to a median of 24.8% for the peer group. With respect to 3-year TSR, the Company’s TSR was also the highest, at 50.8% per annum, compared to a median of 14.4% for the peer group. The Nominating/Corporate Governance Committee also considered the fact that over a 5-year period, the Company’s compounded annual growth rate for revenue was 13%, and for adjusted earnings before interest, taxes, depreciation and amortization was 25%, with adjusted gross margin increasing 8.2% in the 5-year period. Given the Company’s recent absolute and relative performance as well as the principles of our compensation philosophy discussed in the Compensation Discussion and Analysis section of this Proxy Statement, the Nominating/Corporate Governance Committee decided that the non-employee directors’ total annual compensation (consisting of cash and equity-based compensation) should be set at approximately the 62.5 percentile of the peer group. Accordingly, the Nominating/Corporate Governance Committee recommended and the Board approved certain modifications to the Outside Director Plan in October 2018, to be effective January 1, 2019. The elements of the non-employee director compensation package under the Outside Director Plan, as modified, are as follows:

∎  Upon initial appointment to the Board, non-employee directors receive awards of options, stock appreciation rights (“SARs”), restricted shares, restricted stock units or any combination thereof (as determined by the Nominating/Corporate Governance Committee) valued at $55,000.

TREX COMPANY, INC.	2019 PROXY STATEMENT	19

DIRECTOR COMPENSATION

∎  For service on the Board, each non-employee director receives an annual fee of $65,000, and an annual award of options, SARs, restricted shares, restricted stock units or any combination thereof (as determined by the Nominating/Corporate Governance Committee) valued at $100,000.

∎  Any non-employee director who serves as Chairman of the Board will receive an additional $80,000 annually, and any director who serves as Lead Independent Director will receive an additional $20,000 annually.

∎  The chairman of the Audit Committee receives an annual committee fee of $17,500, the chairman of the Compensation Committee receives an annual committee fee of $15,000, and the chairman of the Nominating/Corporate Governance Committee receives an annual committee fee of $12,500.

∎  Each member of the Audit Committee (other than the chairman) receives an annual committee fee of $8,750, each member of the Compensation Committee (other than the chairman) receives an annual committee fee of $7,500 and each member of the Nominating/Corporate Governance Committee (other than the chairman) receives an annual committee fee of $6,250.

∎  The $65,000 annual director fee and the annual committee fees are paid in four equal quarterly installments in arrears on the first business day following each quarter of the fiscal year in which the eligible director completes board or committee service. Such fees are paid in the form of cash, provided that a director may elect to receive all or any portion of such fees in the form of a grant of options, SARs, restricted shares, restricted stock units or any combination thereof (as determined by the Nominating/Corporate Governance Committee). The fiscal year of the Outside Director Plan is July 1 through June 30.

∎  The annual grants of equity are made in arrears on the date of the first regularly scheduled Board meeting after June 30 of each year.

∎  All grants of restricted shares or restricted stock units vest one year after grant provided that the grants will immediately vest in the event of death, disability, retirement, or termination in connection with a change in control. All grants of SARs or stock options vest immediately upon grant and have a term of ten years (provided that the term is extended for one year if the director dies during the tenth year of the SAR or stock option term). Upon the termination of a non-employee director’s service for any reason (other than for cause), the director will have the right, at any time within five years after the date of termination of service and before the termination of the SAR or stock option, to exercise any SAR or stock option held by the director on the service termination date.

∎  All fees described above paid in arrears are pro-rated for any partial periods served.

The Nominating/Corporate Governance Committee has elected to use restricted stock units as the form of equity described above.

As stated above, the Outside Director Plan is designed to deliver annual cash compensation and equity compensation at the 62.5 percentile of the Company’s peer group. The Outside Director Plan is designed to deliver compensation approximately 45% in cash and 55% in equity (assuming a director does not elect to receive additional equity in lieu of cash, as described above), with the objective of appropriately balancing the pay of non-employee directors for their service while linking their compensation closely to returns to stockholders through the potential for enhanced value from future stock price appreciation. Directors are also reimbursed for actual travel expenses.

The Company does not provide pensions, medical benefits or other benefit programs to non-employee directors.

In 2013, the Board adopted Stock Ownership Guidelines applicable to non-employee directors, pursuant to which each non-employee director is required to own and hold, as a minimum, that number of shares of the Company’s common stock having a market value of at least 3 times the director’s annual cash retainer. For purposes of the guidelines, common stock includes shares of common stock no matter how acquired (i.e., vesting of restricted shares or restricted stock units, or purchased on the open market), and unvested restricted shares and restricted stock units. Directors have 5 years from the adoption of the guidelines or 5 years from becoming a director, whichever occurs later, to comply with the ownership requirements. Notwithstanding the foregoing, each director meets the current minimum requirements.

20	TREX COMPANY, INC.	2019 PROXY STATEMENT

DIRECTOR COMPENSATION

In 2013, the Board also adopted, on a voluntary basis and in advance of final Dodd-Frank Act hedging rules, an Anti-Hedging and Anti-Pledging Policy that applies to non-employee directors. This policy prohibits our directors from purchasing any financial instrument or entering into any transaction that is designed to hedge or offset any decrease in the market value of Company equity (including, but not limited to, prepaid variable forward contracts, equity swaps, collars, or exchange funds), or pledging, hypothecating, or otherwise encumbering Company equity as collateral for indebtedness.

(See discussion in Compensation Discussion and Analysis under the “Stock Ownership Guidelines” and “Anti-Hedging and Anti-Pledging Policy” sections under “Additional Information on Our Program” for discussion of the Stock Ownership Guidelines and Anti-Hedging and Anti-Pledging Policy as applicable to our named executive officers.)

TREX COMPANY, INC.	2019 PROXY STATEMENT	21

2018 Director Compensation

The table below shows compensation paid to the non-employee directors for their service in 2018.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($) (1)	SAR Awards ($)	Non-Equity Incentive Plan Compensation ($)	Changes in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Michael F. Golden (2)	64,670	70,000	—	—	—	—	134,670
Jay M. Gratz (3)	68,003	70,000	—	—	—	—	138,003
Ronald W. Kaplan (4)	110,000	70,000	—	—	—	—	180,000
Frank H. Merlotti Jr. (5)	20,613	58,493	—	—	—	—	79,106
Richard E. Posey (6)	33,252	103,252	—	—	—	—	136,504
Patricia B. Robinson (7)	78,827	70,000	—	—	—	—	148,827
Gerald Volas (8)	64,497	70,000	—	—	—	—	134,497

(1)

Amounts represent the grant date fair value of restricted stock units granted in 2018 determined in accordance with FASB ASC Topic 718. Assumptions used in the calculation of these amounts are included in note 13 to the Company’s audited financial statements in the 2018 Form 10-K, as filed with the SEC.

(2)

Mr. Golden served as a member of the Audit Committee between January 1, 2018 and May 2, 2018, chairman and member of the Compensation Committee since May 2, 2018, and a member of the Nominating/Corporate Governance Committee for the entire year and chairman of such Committee between January 1, 2018 and May 2, 2018. Mr. Golden did not elect to receive any of his cash compensation in the form of equity.

(3)

Mr. Gratz served as chairman of the Audit Committee for the entire year, a member of the Compensation Committee between January 1, 2018 and May 2, 2018, and a member of the Nominating/Corporate Governance Committee since May 2, 2018. Mr. Gratz did not elect to receive any of his cash compensation in the form of equity.

(4)

Mr. Kaplan retired as President and Chief Executive Officer on August 17, 2015, but continues to serve as a non-executive Chairman. Mr. Kaplan did not elect to receive any of his cash compensation in the form of equity.

(5)

Mr. Merlotti retired from the Board of Directors effective May 2, 2018. He served as a member of the Compensation Committee, and as chairman of the Nominating/Corporate Governance Committee between January 1, 2018 and May 2, 2018. Mr. Merlotti did not elect to receive any of his cash compensation in the form of equity.

(6)

Mr. Posey served as a member of the Audit Committee for the entire year, chairman of the Compensation Committee between January 1, 2018 and May 2, 2018, and as chairman of the Nominating/Corporate Governance Committee since May 2, 2018. Mr. Posey elected to receive $33,252 of his cash compensation in the form of restricted stock units.

(7)

Ms. Robinson served as a member of the Audit Committee since May 2, 2018, a member of the Compensation Committee for the entire year, a member of the Nominating/Corporate Governance Committee between January 1, 2018 and May 2, 2018, and as Lead Independent Director for the entire year. Ms. Robinson did not elect to receive any of her cash compensation in the form of equity.

(8)

Mr. Volas served as a member of the Audit Committee for the entire year, a member of the Compensation Committee since May 2, 2018, and a member of the Nominating/Corporate Governance Committee between January 1, 2018 and May 2, 2018. Mr. Volas did not elect to receive any of his cash compensation in the form of equity.

22	TREX COMPANY, INC.	2019 PROXY STATEMENT

2018 Director Equity Awards

Name	Grant Date	Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Option Awards ($)	Number of Shares of Stock or Units (#)(1)	Grant Date Fair Value of Stock or Units ($)(2)
Michael F. Golden	7/25/2018(3)	—	—	—	1,070	70,000
Jay M. Gratz	7/25/2018(3)	—	—	—	1,070	70,000
Ronald W. Kaplan	7/25/2018(3)	—	—	—	1,070	70,000
Frank H. Merlotti(5)	7/25/2018(3)	—	—	—	894	58,493
Richard E. Posey	1/2/2018(4)	—	—	—	154	8,438
	4/2/2018(4)	—	—	—	158	8,438
	7/2/2018(4)	—	—	—	128	8,314
	7/25/2018(3)	—	—	—	1,070	70,000
	10/1/2018(4)	—	—	—	110	8,250
Patricia B. Robinson	7/25/2018(3)	—	—	—	1,070	70,000
Gerald Volas	7/25/2018(3)	—	—	—	1,070	70,000

(1)

The Company completed a two-for-one stock split payable in the form of a stock dividend on June 18, 2018 to stockholders of record on May 23, 2018. For grants prior to such date, numbers above are reflected on a post-split basis.

(2)

Amounts represent the grant date fair value of restricted stock units granted in 2018 determined in accordance with FASB ASC Topic 718. Assumptions used in the calculation of these amounts are included in note 13 to the Company’s audited financial statements in the 2018 Form 10-K, as filed with the SEC.

(3)	Reflects annual award of restricted stock units to the Board.

(4)	Reflects an award of restricted stock units received in lieu of a percentage of cash compensation as elected by the director prior to the beginning of the fiscal year.

(5)	Mr. Merlotti retired from the Board of Directors effective May 3, 2018. He received an equity grant on July 25, 2018 for his part-year service during the plan year July 1, 2017 through June 30, 2018.

TREX COMPANY, INC.	2019 PROXY STATEMENT	23

Named Executive Officers

The table below sets forth information concerning our executive officers covered in the “Compensation Discussion and Analysis” section of this Proxy Statement as of March 4, 2019. We refer to them as the “named executive officers.”

Executive Officer	Age	Position with Company
James E. Cline	67	President and Chief Executive Officer
Bryan H. Fairbanks	49	Executive Vice President and Chief Financial Officer
William R. Gupp	59	Senior Vice President, General Counsel and Secretary
Jay T. Scripter	56	Vice President, Operations
Adam D. Zambanini	42	President of Trex Residential Products

James E. Cline has served as President and Chief Executive Officer of the Company since August 17, 2015. He previously served as Senior Vice President and Chief Financial Officer between August 2013 and August 2015, and as Vice President and Chief Financial Officer between March 2008 and July 2013. Mr. Cline served from July 2005 through December 2007 as the President of Harsco GasServ, a division of Harsco Corporation and a manufacturer of containment and control equipment for the global gas industry. From January 2008 through February 2008, in connection with the purchase of Harsco GasServ by Taylor-Wharton International LLC, which was owned by Windpoint Partners Company, Mr. Cline served as a consultant to the buyers by providing transition management and financial services. From April 1994 through June 2005, Mr. Cline served as the Vice President and Controller of Harsco GasServ. Mr. Cline served in various capacities with Huffy Corporation from June 1976 to February 1994, including as the Director of Finance of its True Temper Hardware subsidiary, a manufacturer of lawn care and construction products. Mr. Cline received a B.S.B.A. degree in accounting from Bowling Green State University.

Bryan H. Fairbanks has served as Executive Vice President and Chief Financial Officer of the Company since July 2018. From August 2015 to July 2018, Mr. Fairbanks served as Vice President and Chief Financial Officer. From March 2006 to August 2015, he served as Senior Director, Supply Chain, and from September 2012 to August 2015, he concurrently served as Executive Director, International Business Development. From May 2004 to March 2006, he served as Director, Financial Planning and Analysis. From August 1994 to May 2004, Mr. Fairbanks served in numerous senior finance roles with the Ford Motor Company. Mr. Fairbanks received a B.S. degree in accounting from the University of Dayton and an M.B.A. degree from the University of Pittsburgh.

William R. Gupp has served as Senior Vice President, General Counsel and Secretary of the Company since August 2014. From October 2009 to August 2014, Mr. Gupp served as Chief Administrative Officer, General Counsel and Secretary, and from May 2001 to October 2009, Mr. Gupp served as Vice President and General Counsel. From March 1993 to May 2001, Mr. Gupp was employed by Harsco Corporation, an international industrial services and products company, most recently as Senior Counsel and Director-Corporate Development. From August 1985 to March 1993, Mr. Gupp was employed by the law firm of Harter, Secrest & Emery. Mr. Gupp received a B.S. degree in accounting from Syracuse University and a J.D. degree from the University of Pennsylvania Law School.

Jay T. Scripter has served as Vice President, Operations of the Company since January 2016. From February 2015 to January 2016, Mr. Scripter served as Senior Vice President Operations of FXI, a manufacturer of polyurethane foam products for a number of industries including home furnishings, automotive, medical and electronics. From July 2008 to October 2014, Mr. Scripter served in various operational roles at Owens Illinois, a manufacturer of glass containers primarily for the food and beverage industry, most recently as Vice President Integrated Operations — North America. From June 2003 to May 2008, Mr. Scripter served in various roles at H.B. Fuller Company, a manufacturer of adhesives for building products as well as consumer goods, most recently as Vice President North America. Prior to 2003, Mr. Scripter served in various leadership roles within the building products industry. Mr. Scripter earned a B.S. degree in mechanical engineering from South Dakota State University and an M.B.A. degree from Drake University.

24	TREX COMPANY, INC.	2019 PROXY STATEMENT

NAMED EXECUTIVE OFFICERS

Adam D. Zambanini has served as President of Trex Residential Products since July 2018. From January 2011 to July 2018, Mr. Zambanini served as Vice President, Marketing. From September 2005 through December 2010, Mr. Zambanini served in a number of capacities at the Company, most recently as Director, Marketing. From January 2000 through September 2005, Mr. Zambanini was employed by Rubbermaid Commercial Products, most recently as Product Manager. Mr. Zambanini received a B.S. degree in mechanical engineering from Penn State University, and a M.B.A. degree from Averett University.

TREX COMPANY, INC.	2019 PROXY STATEMENT	25

Compensation Discussion and Analysis

  Introduction

This section describes the Company’s compensation program for its Chief Executive Officer (“CEO”), its Chief Financial Officer (“CFO”), and its three other most highly compensated executive officers for fiscal year 2018, all of whom are referred to collectively as the “named executive officers”. For fiscal 2018, the Company’s named executive officers were:

∎	James E. Cline, President and Chief Executive Officer;

∎	Bryan H. Fairbanks, Executive Vice President and Chief Financial Officer;

∎	William R. Gupp, Senior Vice President, General Counsel and Secretary;

∎	Jay T. Scripter, Vice President, Operations; and

∎	Adam D. Zambanini, President of Trex Residential Products.

This Compensation Discussion and Analysis focuses on the material elements of our executive compensation program in effect for the 2018 fiscal year. It also provides an overview of our executive compensation philosophy and why we believe the program is appropriate for the Company and its stockholders. Finally, we discuss the Compensation Committee’s methodology for determining appropriate and competitive levels of compensation for the named executive officers. Details of compensation paid to the named executive officers can be found in the tables below.

Our executive compensation program is intended to align our named executive officers’ interests with those of our stockholders by rewarding performance that meets or exceeds the goals the Board and Compensation Committee establish with the objective of increasing stockholder value. In line with our pay for performance philosophy, the total compensation received by our named executive officers will vary based on individual and corporate performance measured against annual and long-term performance goals. Our named executive officers’ total compensation is comprised of a mix of base salary, annual cash incentive compensation and long-term equity incentive compensation.

  2018 Say-on-Pay Results and Considerations

The Company provides its stockholders the opportunity to cast an annual non-binding advisory vote on executive compensation (a “say-on-pay proposal”). The Company and the Company’s Compensation Committee consider the outcome of the Company’s say-on-pay proposal when making future compensation decisions for the executive officers of the Company. In connection with the Company’s 2018 annual meeting of stockholders, the proposal to approve the executive compensation of the Company’s executive officers named in the Company’s Proxy Statement dated March 22, 2018 received 21,871,106 votes in favor, or 91.1% of votes cast. Although these votes are advisory (and therefore not binding on the Company), the Company, the Compensation Committee and the Board carefully review these results each year and consider them, along with other communications from stockholders relating to our compensation practices, in making future compensation decisions for executive officers of the Company.

  Compensation Philosophy and Objectives

What person or group is responsible for determining the compensation levels of named executive officers?

The Role of the Compensation Committee.    The Compensation Committee, pursuant to its charter, reviews, determines and approves the compensation, including base salary, and annual and long-term incentive compensation, of the Company’s CEO, the other named executive officers, as well as the other officers. Additionally, the Compensation Committee administers the Company’s employee benefit programs, including its 2014 Stock Incentive Plan, 1999 Employee Stock Purchase Plan, annual cash incentive plan, and other incentive compensation plans, benefit plans and equity-based plans.

26	TREX COMPANY, INC.	2019 PROXY STATEMENT

COMPENSATION DISCUSSION AND ANALYSIS

The Role of Consultants.    The Compensation Committee has the authority to retain and terminate any third-party compensation consultant and to obtain advice and assistance from internal and external legal, accounting and other advisers. The Compensation Committee has the authority to compensate its outside advisers without obtaining approval of the Board. In accordance with this authority, the Compensation Committee retained Korn/Ferry International (“KF”) in 2018 as the committee’s independent compensation consultant to advise the Compensation Committee on matters related to CEO and other executive officer compensation. The Compensation Committee assessed KF’s work as required under rules of the SEC and concluded that it did not raise any conflicts of interest and that KF was independent within the NYSE’s listing standards.

The consultant’s assignments are determined by the chairman of the Compensation Committee. At the request of the chairman, the current consultant assists in developing the peer group of companies and compensation surveys to be used for the competitive analyses, prepares the market analysis of named executive officer compensation, prepares a financial analysis of the Company’s performance vis-à-vis the peer group and analyzes the relationship between CEO pay and company performance, constructs market competitive ranges of pay opportunity for base salaries, annual cash incentive compensation targets, and long-term equity incentive awards for named executive officers, and reviews the annual cash incentive compensation and long-term equity incentive plans for linkage to key business objectives and company performance. The consultant advises the Compensation Committee as to the compensation of executive officers of the Company, but does not recommend any specific pay level changes for executive officers.

Total fees paid to KF for services performed during 2018 relating to executive compensation were $95,170. During 2018, KF and Korn Ferry Futurestep (a division of KF) (“KFF”) were retained by management of the Company. KF provided succession planning and executive leadership consulting services and employee engagement survey services, while KFF provided talent acquisition (professional search) consulting services. Management interviewed a number of consultants, but concluded that KF and KFF should be retained because they had a more robust process than the other consultants, and because of their intimate familiarity with the Company’s culture and baseline leadership inventory, the depth of their approach to understand the Company’s strategy prior to the creation of competencies and role profiles, and their ability to customize and adapt as the Company advanced through the program. The fees paid by the Company to KF and KFF for such services performed during 2018 was $174,009. The decision to retain KF and KFF to provide these additional services was approved by the Nominating/Corporate Governance Committee and the Board.

The Role of Executives.    The Company’s CEO, Senior Vice President, General Counsel and Secretary, or “GC,” and Vice President, Human Resources, or “VP-HR,” are actively involved in the executive compensation process. Historically, the CEO reviews the performance of each of the named executive officers (other than his own performance) and, within the defined program parameters, recommends to the Compensation Committee base salary increases and annual cash incentive compensation and long-term equity incentive awards for such individuals. He provides the Compensation Committee with both annual and long-term recommended financial performance goals for the Company that are used to link pay with performance. The CEO also provides his views to the Compensation Committee and the consultant with respect to the executive compensation program’s ability to attract, retain and motivate the level of executive talent necessary to achieve the Company’s business goals. The GC and VP-HR work with the CEO to develop the recommended base salary increases, annual cash incentive compensation levels and long-term equity incentive awards, and provide analysis on the ability of the executive compensation program to attract, retain, and motivate the Company’s executive team and potential executive hires. The CEO, the GC and VP-HR attend the meetings of the Compensation Committee, but do not participate in the Compensation Committee’s executive sessions.

What are the Company’s executive compensation principles and objectives?

The Compensation Committee believes that the structure of the compensation program for named executive officers should be designed to attract, motivate, and retain key talent to promote the long-term success of the Company, and to balance these objectives with a strong link to stockholder return and other measures of performance that drive total stockholder return.

The Company’s overall executive compensation philosophy is that pay should be competitive with the relevant market for executive talent, be performance-based, vary with the attainment of specific objectives, and be closely

TREX COMPANY, INC.	2019 PROXY STATEMENT	27

COMPENSATION DISCUSSION AND ANALYSIS

aligned with the interests of the Company’s stockholders. The core principles of the Company’s executive compensation program include the following:

∎

Pay competitively:    The Compensation Committee believes in positioning executive compensation at competitive levels necessary to attract and retain exceptional leadership talent. An individual’s performance and importance to the Company can result in that individual’s total compensation being higher or lower than the Company’s target market position. The Compensation Committee regularly utilizes the assistance of a compensation consultant to provide information on market practices, programs, and compensation levels.

∎

Pay-for-performance:    The Compensation Committee structures executive compensation programs to balance annual and long-term corporate objectives, including specific measures which focus on financial performance, with the goal of fostering stockholder value creation in the short- and long-term.

∎

Create an ownership culture:    The Compensation Committee believes that using equity compensation to instill an ownership culture effectively aligns the interests of management and the stockholders. To promote this alignment, the Compensation Committee granted equity-based compensation in 2018, which was comprised of time-based restricted stock units, performance-based restricted stock units and stock appreciation rights, to provide incentives for named executive officers to enhance stockholder value.

∎

Utilize a total compensation perspective:    The Compensation Committee considers all of the compensation components — base salary, annual cash incentive compensation, long-term equity incentive compensation, and benefits and perquisites — in total.

∎

Improved financial performance:    The Company aggressively pursues strategies intended to improve its financial and operational performance by expanding its product offerings, enhancing its sales channels, improving production performance, including quality, efficiency and capacity, and lowering costs. The Compensation Committee believes in utilizing a compensation program that appropriately rewards executives for the achievement of these objectives.

The CEO and the Compensation Committee regularly review the executive compensation program and philosophy to assess whether the program promotes the objectives of enabling the Company to attract and retain exceptionally talented executives and to link total compensation to the Company’s ability to meet its annual financial and non-financial goals and, in the longer term, to produce enhanced levels of total stockholder return. Based on such reviews, programmatic changes have been implemented at various times to enhance consistency of the various compensation elements with the program’s philosophy.

  How Do We Determine Executive Pay?

Benchmarking:    Benchmarking in comparison to the peer group (see below) is one of several factors considered in the compensation process but is not in and of itself determinative. The relative position of individual named executive officers in comparison to the peer group is based on their respective competencies, experience and performance. While the Company does not establish executive pay based solely on benchmarking data, we believe that our pay levels and practices should be within a range of competitiveness with our peer group and benchmarking provides us with an assessment of reasonableness and competitiveness. However, each individual’s actual compensation is based on numerous factors including the individual’s level of experience in the role and the annual and long-term performance of both the Company and the individual.

The Compensation Committee benchmarks target total direct compensation, which consists of base salary, target annual cash incentive compensation, and the value of long-term equity incentives, to a peer group of companies (the “peer group”). The Compensation Committee benchmarks its named executive officer compensation because the Compensation Committee believes this is the best way to determine whether such compensation is competitive with the Company’s labor market for executive talent.

Peer Group:    In July 2018, KF reviewed the Company’s existing peer group and provided the Compensation Committee with a set of considerations for change, including proposed additions and deletions to the peer group. Based on KF’s analysis, the Compensation Committee refined its peer group taking into account a number of factors for each potential peer company including, but not limited to, size (revenues, market capitalization and

28	TREX COMPANY, INC.	2019 PROXY STATEMENT

COMPENSATION DISCUSSION AND ANALYSIS

number of employees), nature of business (business comparators and similar customer base), organizational complexity and business model (span and scope of the organization), competition for executive talent (organizations from which executives may be recruited to and from) and location. While all of the aforementioned factors are taken into account, KF considers the most important to be size, nature of business and competition for executive talent as these provide the most meaningful insight into competitive practices.

In July 2018, with input from KF, the Compensation Committee identified a publicly-traded peer group consisting of the following fifteen companies:

AAON, Inc.	Floor & Decor Holdings, Inc.
American Woodmark Corp.	Gibraltar Industries, Inc.
Apogee Enterprises, Inc.	Kadant Inc.
Armstrong World Industries, Inc.	Patrick Industries, Inc.
Cavco Industries, Inc.	PGT Innovations, Inc.
Continental Building Products, Inc.	Simpson Manufacturing, Inc.
Dorman Products, Inc.	Sturm Ruger & Co., Inc.
Eagle Materials, Inc.

Executive Compensation Benchmarking Study: In October 2018, KF completed an executive compensation benchmarking study. KF assessed the Company’s executive compensation program against the peer group both with respect to competitiveness and mix of the elements of compensation. KF compared the following elements of compensation of the Company against the peer group (based on the most recently-filed proxy statement for each peer company at that time, the majority of which reflect 2017 compensation): (1) base salary; (2) target total cash compensation (base salary plus target annual cash incentive compensation); and (3) target total direct compensation (base salary plus target annual cash incentive compensation plus the value of long-term equity incentive compensation). Based on such comparison, KF determined that the Company’s respective elements of target compensation compared against the peer group (as a weighted average of the named executive officers) were as follows:

Weighted Average % of Median (all NEOs) (1)
Base Salary	91.3%
Target Total Cash Compensation	91.6%
Target Total Direct Compensation	92.0%

(1)	As stated above, this reflects a comparison of 2018 compensation of the Company’s named executive officers to a majority 2017 compensation of the peer group.

With respect to the mix of target compensation for the named executive officers, KF found that the majority of the executive officers’ total compensation is comprised of variable or “at risk” pay with considerable emphasis on both short and long-term incentives. This highlights the Company’s focus on pay for performance, and is consistent with one of the core principles of the Compensation Committee; namely, that a material portion of the executive officers’ total compensation should be dependent on performance.

KF also provided to the Compensation Committee an analysis of total shareholder return (“TSR”) of the Company compared to its peer group over a 1-year and 3-year time period (measured as of July 31, 2018). With respect to 1-year TSR, the Company’s TSR was the highest, at 106.7%, compared to a median of 24.8% for the peer group. With respect to 3-year TSR, the Company’s TSR was also the highest, at 50.8% per annum, compared to a median of 14.4% for the peer group. The Compensation Committee also considered the fact that over a 5-year period, the Company’s compounded annual growth rate for revenue was 13%, and for adjusted earnings before interest, taxes, depreciation and amortization was 25%, with adjusted gross margin increasing 8.2% in the 5-year period. Given the Company’s recent absolute and relative performance as well as the principles of our executive compensation philosophy noted above, the Compensation Committee decided that target total direct compensation for the named

TREX COMPANY, INC.	2019 PROXY STATEMENT	29

COMPENSATION DISCUSSION AND ANALYSIS

executive officers should be set at approximately the 62.5 percentile of the peer group. To implement these changes, the Compensation Committee, effective as of January 1, 2019, adjusted the base salary of the named executive officers, and the target long-term equity incentive compensation percentage for each named executive officer, as further discussed below. Notwithstanding the foregoing, at the request of the CEO, and upon agreement of the Compensation Committee, the base salary and target long-term equity incentive compensation percentage of the CEO were increased, but the resulting target total direct compensation is below median of the peer group.

As a result of the adjustments made by the Compensation Committee, KF determined that the Company’s respective elements of target compensation for 2019 compared against the peer group (as a weighted average of the named executive officers) are as follows:

Weighted Average % of Median (all NEOs) (1)(2)
Base Salary	98.4%
Target Total Cash Compensation	98.9%
Target Total Direct Compensation	103.3%

(1)	As stated above, this reflects a comparison of 2019 compensation of the Company’s named executive officers to a majority 2017 compensation of the peer group.

(2)	The weighted average % of median for the NEOs excluding the CEO for base salary, target total cash compensation, and target total direct compensation are 103.4%, 107.0% and 121.0%, respectively.

  Elements of Executive Compensation

Base Salary

Base salary is annual fixed cash compensation, and is a standard element of compensation, necessary to attract and retain talent, and provides fixed compensation that an employee can rely upon for his or her ordinary living expenses. Base salary is the principal non-variable element of the Company’s total compensation program.

Base salaries reflect each named executive officer’s responsibilities, the impact of each named executive officer’s position, and the contributions each named executive officer delivers to the Company.

Base salaries are determined by competitive levels in the market, based on the Company’s peer group and the results of executive compensation surveys, for executives with comparable responsibilities and job scope. Base salary increases, if any, are based on individual performance, market conditions and company performance. To gauge market conditions, the Compensation Committee evaluates the peer group and market data compiled by its consultant. Base salaries are set following review of this data upon consideration of the named executive officer’s experience, tenure, performance, and potential.

In December 2017, the Compensation Committee approved increases in the 2018 base salaries for the named executive officers. The average increase for the named executive officers was 3.5%.

In October 2018, as described above, the Compensation Committee approved increases in the base salaries for the named executive officers.

The base salaries of the named executive officers are as follows:

Executive Officer	2017 Base Salary	2018 Base Salary	2019 Base Salary

James E. Cline	$530,000	$545,000	$600,000

William R. Gupp	$327,818	$337,700	$360,000

Jay T. Scripter	$339,900	$351,800	$366,000

Bryan H. Fairbanks (1)	$298,700	$322,870	$375,000

Adam D. Zambanini (2)	$262,500	$302,737	$375,000

30	TREX COMPANY, INC.	2019 PROXY STATEMENT

COMPENSATION DISCUSSION AND ANALYSIS

(1)

Mr. Fairbanks was promoted on July 23, 2018 from Vice President and Chief Financial Officer to Executive Vice President and Chief Financial Officer, with his annual base salary being increased from $309,200 to $340,000. The amount stated above for 2018 is his annualized base salary.

(2)

Mr. Zambanini was promoted on July 23, 2018 from Vice President, Marketing to President of Trex Residential Products, with his annual base salary being increased from $273,000 to $340,000. The amount stated above for 2018 is his annualized base salary.

Annual Cash Incentive Compensation

The annual cash incentive plan provides named executive officers with the opportunity to gain financially from the Company’s financial results that they help to generate annually. The annual cash incentive plan provides for a cash payment based on the achievement of annual corporate financial goals.

We believe that it is necessary to provide annual cash incentive compensation, because short-term incentives provide an immediate benefit paid in cash based on the achievement of immediate results, thereby promoting the achievement of short-term goals. A performance-based incentive motivates management to focus on the short-term (one fiscal year) financial goals in specific targeted areas determined at the beginning of each year.

For the named executive officers, the Company provides an annual cash incentive payment based 75% on achievement of a certain pretax income target, and 25% on achievement of a certain free cash flow target, in each case excluding any items determined by the Compensation Committee to be extraordinary and not considered in the establishment of such targets. Free cash flow is defined as net cash provided by operating activities less net cash used for investing activities. The pretax income and free cash flow financial performance metrics were chosen because the Compensation Committee determined that they would best measure the Company’s financial performance for the fiscal year and align managements’ financial incentives to those of its stockholders. Management deems pre-tax earnings to be the key factor to increasing shareholder value, which is indicative of its 75% weighting toward the annual cash incentive plan. Management believes that free cash flow complements pre-tax earnings to ensure the Company’s operating and strategic objectives are being adequately funded as a result of meeting its profit objectives, which is indicative of its 25% weighting towards the annual cash incentive plan. The free-cash-flow financial metric also serves as a guideline to meeting management’s target capital structure.

The Compensation Committee uses a sliding scale to determine both the pretax income portion of the annual cash incentive and the free cash flow portion of the annual cash incentive. The minimum threshold for any payment under both the pretax income element and the free cash flow element of the annual cash incentive plan for 2018 was 80% of the respective targets, which would result in a payout of 50% of the target payment, and the maximum payout was capped at 200% of the target payment if 120% or more of the target was achieved. Numbers falling within the ranges above are interpolated on a straight line basis. These performance ranges were selected based upon the Company’s business judgment while acknowledging the potential variability in results given some of the unique challenges in our business. Each year, the Company determines its performance ranges based upon the best available information and makes an informed decision as to where the threshold, target and maximum performance levels should be set. As explained in more detail below, these performance ranges were established for the 2018 plan year.

Target awards are expressed as a percentage of the named executive officer’s base salary. Cash incentive targets for 2018 were 100% for the CEO, and 60% to 75% for the other named executive officers, depending on the named executive officer’s grade level. The total award to any single named executive officer was capped at 200% of the named executive officer’s targeted percentage of salary.

Determination of Target Levels.    The Compensation Committee believes that using pretax income and free cash flow financial targets as the basis for the executive annual cash incentive plan effectively aligns executive interests with the interests of the Company’s stockholders. An annual cash incentive can be earned if the Company meets its financial goals as measured using pretax income and free cash flow as adjusted to reflect core operating performance. The annual financial objectives are contained within the Company’s annual financial plan, which is approved by the Board each December prior to the start of the new fiscal year. The Company’s financial-metric based approach established for the annual cash incentive plan applies to the broader management team as well as the named executive officers to ensure that there is consistency with the essence of the “pay for performance” structure of the incentive plan.

TREX COMPANY, INC.	2019 PROXY STATEMENT	31

COMPENSATION DISCUSSION AND ANALYSIS

Calculations of Pretax Income Target and Payout for 2018.    For the 2018 fiscal year, the Compensation Committee set target pretax income at $161,489,000. The Compensation Committee considered this target challenging given the set of circumstances including the macro-economic and competitive environments known at the time. In addition, the 2018 pretax income target was 10.8% higher than actual 2017 pretax income (adjusted for extraordinary items).

As stated above, the Compensation Committee specifically agreed to exclude from the actual pretax income calculation any items determined by the Compensation Committee to be extraordinary and not considered in the establishment of the pretax income target. For 2018, the Committee excluded $943,000 of expense associated with the Retention Agreements described in the “Retention Agreements” section under this Compensation Discussion and Analysis, $504,000 of expenses related to the operation of the www.decks.com website, which was acquired by the Company in May, 2018, and a one-time special revenue charge of $5,994,000 to expand product stocking positions in residential sales channels.

The net effect of the adjustment described in the preceding paragraph was to increase pretax income for 2018 for incentive purposes by $7,441,000 from $176,861,000 to $184,302,000. This equated to 114.13% of target, which resulted in a payment multiple of 170.65%. This percentage was then multiplied by 75%, which is the percent weight given to the target pretax income portion of the annual cash incentive, to equal 127.99% for pretax income achievement.

Calculations of Free Cash Flow Target and Payout for 2018.    For the 2018 fiscal year, the Compensation Committee set target free cash flow at $79,941,000. Although this was lower than actual 2017 free cash flow (adjusted for extraordinary items), the Committee felt that this target was reasonable given planned working capital changes and capital investments.

As stated above, the Compensation Committee specifically agreed to exclude from the actual free cash flow calculation any items determined by the Compensation Committee to be extraordinary and not considered in the establishment of the free cash flow target. For 2018, the Committee excluded the $6,250,000 purchase price for www.decks.com website, $259,000 of cash expenses related to such website, and $5,543,000 of cash expenses for capital expenditures that management requested be accelerated from planned 2019 capital expenditures due to more immediate needs. In addition, the Committee decreased free-cash flow by $1,365,000, representing payments lower than planned for surface flaking claims. The Compensation Committee made all of these adjustments because they were not anticipated in the 2018 Financial Plan which was approved by the Board in December 2017. In addition, the Compensation Committee decreased free-cash flow by $18,715,000 because the free cash flow target approved by the Compensation Committee in December 2017 assumed an overall effective tax rate for 2018 of 34.5%, and the actual overall effective tax rate for 2018 was 23.9%, principally due to the decrease in the federal corporate tax rate under the Tax Cuts and Jobs Act.

The net effect of the adjustments described in the preceding paragraph was to decrease free cash flow for 2018 for incentive purposes by $8,028,000 from $104,388,000 to $96,360,000. This equated to 120.54% of target, which resulted in a payment multiple of 200%. This percentage was then multiplied by 25%, which is the percent weight given to the target cash flow portion of the annual cash incentive, to equal 50% for cash flow achievement.

Total Cash Incentive Payout Percentage. As a result of the above calculations, the cash incentive for 2018 to the executive officers was paid at a blended rate of 177.99% of target, which was determined as follows:

Pretax Income achievement	170.65% x .75 = 127.99%
Free cash flow achievement	200.00% x .25 = 50.00%
Total	177.99%

32	TREX COMPANY, INC.	2019 PROXY STATEMENT

COMPENSATION DISCUSSION AND ANALYSIS

This blended rate was then multiplied by the cash incentive target for each named executive officer, as described above. Actual payouts to each of the named executive officers in February 2019, as a percentage of base salary, were:

Executive Officer	2018 Base Salary	Target Annual Cash Incentive (as a % of Base Salary)	Target Annual Cash Incentive	Annual Cash Incentive Payout Percentage	2018 Annual Cash Incentive
James E. Cline	$545,000	100%	$545,000	177.99%	$970,032
William R. Gupp	$337,700	70%	$236,390	177.99%	$420,745
Jay T. Scripter	$351,800	60%	$211,080	177.99%	$375,696
Bryan H. Fairbanks (1)	$322,870	67%	$216,355	177.99%	$385,085
Adam D. Zambanini (2)	$302,737	67%	$204,275	177.99%	$363,583

(1)

Mr. Fairbanks was promoted on July 23, 2018 from Vice President and Chief Financial Officer to Executive Vice President and Chief Financial Officer, with his annual base salary being increased from $309,200 to $340,000. The amount stated above for 2018 is his annualized base salary. Mr. Fairbanks target annual cash incentive percentage was increased from 60% to 75%. The amount stated above for target percentage is a blended rate for the year.

(2)

Mr. Zambanini was promoted on July 23, 2018 from Vice President, Marketing to President of Trex Residential Products, with his annual base salary being increased from $273,000 to $340,000. The amount stated above for 2018 is his annualized base salary. Mr. Zambanini’s target annual cash incentive percentage was increased from 60% to 75%. The amount stated above for target percentage is a blended rate for the year.

Plan Structure and Target Levels for 2019 Annual Cash Incentive Plan.    In December 2018, the Compensation Committee established the pretax income and free cash flow targets for 2019, consistent with the Company’s internal Financial Plan approved by the Board in December 2018, with pretax income again being weighted at 75% and free cash flow weighted at 25%. The program mechanics for the 2019 annual cash incentive plan will be the same as they were for the 2018 annual cash incentive plan, which is discussed in detail above.

Long-Term Equity Incentive Compensation

We believe that long-term equity incentive compensation provides appropriate motivational tools to achieve certain long-term company goals. The long-term equity incentive compensation plan is designed to align named executive officers’ interests with those of stockholders, motivate the named executive officer team to achieve key financial goals and reward superior performance. The design of the program helps to reduce turnover and to retain the knowledge and skills of the Company’s valued employees. In structuring the amount of long-term equity incentive compensation awards, the Compensation Committee seeks to balance such awards and the interests of the Company’s stockholders under a policy that moderates the dilutive effects of annual equity-based awards against the need to provide attractive and competitive incentive compensation.

The Compensation Committee regularly makes its annual long-term equity incentive grants to named executive officers at its February meeting, with the grant date being the date of the Compensation Committee meeting at which such equity grants are approved. The Company does not time the grant of equity awards in coordination with the release of material non-public information.

Under the long-term equity incentive compensation plan of the Company in 2018, grants consisted of 35% time-based restricted stock units, 50% performance-based restricted stock units, and 15% stock appreciation rights. The target levels for long-term equity incentive compensation grants for the named executive officers were 200% of base salary for the CEO and 115% to 135% of base salary for the other named executive officers, depending on the named executive officer’s grade level.

The Compensation Committee retains discretion to adjust the target percentage award based upon each named executive officer’s current performance and anticipated future contribution to the Company’s results, as well as upon the amount and terms of equity-based awards previously granted to the named executive officer by the Company. The Compensation Committee did not make any discretionary adjustments to a named executive officer’s target percentage award, and has not done so for any of the named executive officers in any of the years reflected in the Summary Compensation Table.

TREX COMPANY, INC.	2019 PROXY STATEMENT	33

COMPENSATION DISCUSSION AND ANALYSIS

As described above, the Compensation Committee made adjustments to the target percentage for long-term equity incentive compensation for the named executive officers in October 2018. As a result of these adjustments, the target levels for long-term equity incentive compensation grants for the named executive officers for the 2019 grants were 250% of base salary for the CEO and 120% to 155% of base salary for the other named executive officers, depending on the named executive officer’s grade level.

Elements of Long-Term Equity Incentive Compensation:

Time-Based Restricted Stock Units.    Time-based restricted stock units are similar to time-based restricted shares, with the principal difference being that with restricted stock units, the shares are not actually issued until vesting. The restricted stock units have a three-year vesting period, vesting one-third each year. The number of restricted stock units issued is based on the approved target dollar amount of the award, divided by the fair market value of the Company’s common stock on the date of the grant. Upon vesting, each restricted stock unit will equal the right to receive one share of Company stock.

Time-based restricted stock units facilitate retention by providing value if the named executive officer remains with the Company over the vesting period. In addition, time-based restricted stock units provide alignment with stockholders through stock ownership, and the potential for future growth.

Performance-Based Restricted Stock Units.    Performance-based restricted stock units are similar to their time-based counterparts, but the number of units that will vest each year, if any, is based on Company financial performance. The performance-based restricted stock units have a three-year vesting period, vesting one-third each year based on performance against target earnings before interest, taxes, depreciation and amortization, or “EBITDA,” for 1 year, cumulative 2 years and cumulative 3 years, respectively, in each case excluding any items determined by the Compensation Committee to be extraordinary and not considered in the establishment of such targets.

∎  For the first vesting, the target performance will be planned EBITDA for the first year.

∎  For the second vesting, the target performance will be cumulative planned EBITDA for the first two years, with the target EBITDA for the second year equaling the first year’s target EBITDA plus a pre-determined growth rate.

∎  For the third vesting, the target performance will be cumulative planned EBITDA for the three years, with the target EBITDA for the third year equaling the second year’s target EBITDA plus a pre-determined growth rate.

The target number of performance-based restricted stock units issued is based on the approved target dollar amount of such units to be awarded, divided by the fair market value of the Company’s common stock on the date of the grant. With respect to each vesting, the number of units that will vest will be between 0% and 200% of the target number of units. The Compensation Committee uses a sliding scale to determine the percentage of the target units that will vest each year. The minimum threshold for any vesting will be 80% of the EBITDA target, which will result in a payout of 50% of the target vesting, and the maximum payout will be capped at 200% of the target vesting if 120% or more of the target is achieved. Numbers falling within the ranges above are interpolated on a straight line basis.

In addition to facilitating retention, performance-based restricted stock units also more closely align the long-term equity incentive compensation plan with the Company’s pay for performance philosophy. The number of units that will vest each year is contingent upon performance against pre-determined EBITDA targets over a 3 year period. If the Company achieves less than 80% of the target for any year, no units will vest. This vesting condition encourages named executive officers to work with a long-term view of the Company’s performance and reinforces their long-term affiliation with the Company.

Stock Appreciation Rights.    Stock Appreciation Rights, or “SARs,” are grants which, upon exercise, give the holder the right to receive the net appreciation in market value of a specified number of shares of our common stock over the grant price. Upon exercise, the net appreciation over the base price is settled in an equivalent number of common shares valued on the exercise date. SARs are similar to stock options but are less dilutive because only a net number of shares are issued. With respect to SARs, the grant price is the closing market price

34	TREX COMPANY, INC.	2019 PROXY STATEMENT

COMPENSATION DISCUSSION AND ANALYSIS

of the Company’s common stock on the NYSE on the grant date. The SARs have a three-year vesting period, vesting one-third each year. The number of SARs issued is based on the approved target dollar amount of SARs to be awarded, divided by the value of one SAR, which is equal to the Black-Scholes value of an equivalent stock option. SARs have a term of ten years (provided that the term is extended for one year if the holder dies during the tenth year of the SAR).

SARs motivate executive efforts to achieve results that produce long-term increases (since executives have up to 10 years to exercise their SARs) in common stock market price. The three-year SAR vesting period encourages named executive officers to work with a long-term view of the Company’s performance and reinforces their long-term affiliation with the Company. Named executive officers receive value in the SAR grants only when the share price increases above the grant price, which strengthens their alignment with stockholder interests.

The award agreements for the time-based restricted stock units, performance-based restricted stock units and SARs provide that if a participant’s employment with the Company is terminated due to death, permanent and total disability, retirement, by the Company without “cause,” or by the participant with “good reason” (with “cause” and “good reason” being defined in the award agreements), any unvested awards held by a participant at termination will vest (with performance-based restricted stock units vesting at target levels). The award agreements and the change in control agreements further provide that in the event of a change in control of the Company, any unvested awards held by the participant at the time of the change in control will vest (with performance-based restricted stock units vesting at target levels). For a discussion of the change in control agreements, see the Severance and Change in Control Agreements discussion following this Compensation Discussion and Analysis.

2018 Long-Term Equity Incentive Compensation Awards.    The target levels for the 2018 grants made in February 2018 were 200% of base salary for the CEO and 115% to 135% of base salary for the other named executive officers, depending on the named executive officer’s grade level, and consisted of 35% time-based restricted stock units, 50% performance-based restricted stock units, and 15% stock appreciation rights. The award of any long-term incentive in 2018 was conditioned on the attainment in 2017 of positive pretax earnings, excluding certain items determined by the Compensation Committee to be extraordinary and not considered in the establishment of such target. The Company earned positive pretax earnings in 2017, so the awards were made in February 2018 at target levels.

2019 Long-Term Equity Incentive Compensation Awards.    As a result of the Executive Compensation Benchmarking Study discussed above, the Compensation Committee made adjustments in the target long-term equity incentive compensation percentage for the CEO and other named executive officers. The target levels for the 2019 grants made in February 2019 were 250% of base salary for the CEO and 120% to 155% of base salary for the other named executive officers, depending on the named executive officer’s grade level, and consisted of 35% time-based restricted stock units, 50% performance-based restricted stock units, and 15% stock appreciation rights. The award of any long term incentive in 2019 was conditioned on the attainment in 2018 of positive pretax earnings, excluding certain items determined by the Compensation Committee to be extraordinary and not considered in the establishment of such target. The Company earned positive pretax earnings in 2018, so awards were made in February 2019 at target levels.

Actual awards to each named executive officer of long-term equity incentive compensation in February 2018 and February 2019, split 35% in time-based restricted stock units, 50% in performance-based restricted stock units, and 15% in SARs, are set forth as follows:

Executive Officer	2018		2019
	Value of 2018 Long-Term Equity Award	% of 2018 Base Salary	Value of 2019 Long-Term Equity Award	% of 2019 Base Salary (3)
James E. Cline	$1,090,000	200%	$1,500,000	250%
William R. Gupp	$455,895	135%	$522,000	145%
Jay T. Scripter	$404,570	115%	$439,200	120%
Bryan H. Fairbanks (1)	$355,580	115%	$581,250	155%
Adam D. Zambanini (2)	$313,950	115%	$581,250	155%

TREX COMPANY, INC.	2019 PROXY STATEMENT	35

COMPENSATION DISCUSSION AND ANALYSIS

(1)	Mr. Fairbanks was promoted on July 23, 2018 from Vice President and Chief Financial Officer to Executive Vice President and Chief Financial Officer.

(2)	Mr. Zambanini was promoted on July 23, 2018 from Vice President, Marketing to President of Trex Residential Products.

(3)	As described above, the Compensation Committee made adjustments to the target long-term equity incentive compensation percentages for the named executive officers in October 2018.

Vesting of Previously Granted Performance-Based Restricted Shares and Restricted Stock Units Based upon 2018 Performance. In February 2019, (a) one-third of performance-based restricted shares granted in 2016 vested based on actual EBITDA performance in 2016, 2017 and 2018 (cumulative) against the EBITDA target, (b) one-third of performance-based restricted stock units granted in 2017 vested based on actual EBITDA performance in 2017 and 2018 (cumulative) against the EBITDA target, and (c) one-third of performance-based restricted stock units granted in 2018 vested based on actual EBITDA performance in 2018 against the EBITDA target. The following is a summary with respect to the vesting of performance-based restricted shares and restricted stock units granted in each of 2016, 2017 and 2018.

Performance-Based Restricted Shares Granted in 2016

As stated above, with respect to the performance-based restricted shares granted in 2016, one-third of such shares vested in February 2019 based upon actual EBITDA performance in 2016, 2017 and 2018 cumulatively against target. The target was $365,748,000 which was based upon target EBITDA of $110,498,000 in 2016 (established in December 2015), with 10% year over year growth for 2017 ($121,548,000) and 2018 ($133,703,000).

As reported in the Company’s 2017 Proxy Statement, EBITDA for 2016 adjusted for extraordinary items was $127,971,000. As reported in the Company’s 2018 Proxy Statement, EBITDA for 2017 adjusted for extraordinary items was $160,866,000.

With respect to EBITDA for 2018, the Compensation Committee agreed to exclude from the actual EBITDA calculation for 2018 certain items that it determined to be extraordinary and not considered in the establishment of the EBITDA target for 2018. For 2018, the Committee excluded $943,000 of expense associated with the Retention Agreements described in the “Retention Agreements” section under this Compensation Discussion and Analysis, $259,000 of expenses (net of amortization) related to the operation of the www.decks.com website, which was acquired in May, 2018, and a one-time special revenue charge of $5,994,000 to expand product stock positions in residential sales channels. The Compensation Committee excluded all of these items because they were not anticipated in the 2018 Financial Plan which was approved by the Board in December 2017.

The net effect of the adjustment described above was to increase EBITDA for 2018 for incentive purposes by $7,196,000 from $193,136,000 to $200,332,000. Adding this number to actual adjusted EBITDA for 2016 of $127,971,000, and actual adjusted EBITDA for 2017 of $160,866,000, this resulted in a cumulative adjusted EBITDA for 2016, 2017 and 2018 of $489,169,000, which equated to 133.74% of the target EBITDA of $365,748,000, which resulted in a payment multiple of 200.00%. Although the Compensation Committee did make certain adjustments in its calculation to reflect underperformance of the Trex Commercial Products business in 2018 compared to the Board’s expectations, this had no effect on the payment multiple.

Performance-Based Restricted Shares Granted in 2017

As stated above, with respect to the performance-based restricted stock units granted in 2017, one-third of such units vested in February 2019 based upon actual EBITDA performance in 2017 and 2018 cumulatively against target. The target was $293,717,000, which was based upon target EBITDA of $139,865,000 in 2017 (established in December 2016), with 10% year over year growth for 2018 ($153,852,000).

As stated above, adjusted EBITDA for 2018 was $200,332,000. Adding this number to actual adjusted EBITDA for 2017 of $160,866,000 resulted in cumulative adjusted EBITDA for 2017 and 2018 of $361,198,000, which equated to 122.97% of target EBITDA of $293,717,000, which would have resulted in a payment multiple of 200.00%. However, the Compensation Committee did make certain adjustments in its calculation to reflect underperformance of the Trex Commercial Products business in 2018 compared to the Board’s expectations, which reduced the payment multiple to 198.57%.

36	TREX COMPANY, INC.	2019 PROXY STATEMENT

COMPENSATION DISCUSSION AND ANALYSIS

Performance-Based Restricted Stock Units Granted in 2018

As stated above, with respect to the performance-based restricted stock units granted in 2018, one-third of such units vested in February 2019 based upon actual EBITDA performance in 2018 against target. The target was $180,046,000 established in December 2017). As stated above, adjusted EBITDA for 2018 was $200,332,000, which equated to 111.27% of target EBITDA, which resulted in a payment multiple of 156.34%.

The following table presents the number of performance-based restricted stock units granted in 2016, 2017 and 2018 that vested in February 2019 for each named executive officer:

Executive Officer	2016			2017			2018
	Target # of Shares	Payout %	Shares Vesting	Target # of Shares	Payout %	Shares Vesting	Target # of Shares	Payout %	Shares Vesting
James E. Cline	9,498	200.00%	18,996	5,042	198.57%	10,012	3,232	156.34%	5,053
William R. Gupp	4,080	200.00%	8,160	2,104	198.57%	4,178	1,352	156.34%	2,114
Jay T. Scripter	3,604	200.00%	7,208	1,858	198.57%	3,689	1,200	156.34%	1,876
Bryan H. Fairbanks	3,168	200.00%	6,336	1,634	198.57%	3,245	1,054	156.34%	1,648
Adam D. Zambanini	2,730	200.00%	5,460	1,436	198.57%	2,851	932	156.34%	1,457

  Pay Ratio Disclosure

Under Item 402(u) of Regulation S-K, the Company is required to disclose annually the ratio of the annual total compensation of the median employee (“Median Employee”) to the total annual compensation of the principle executive officer (“PEO”). The purpose of this disclosure is to provide a measure of the equitability of pay within an organization.

The Company’s PEO is Mr. Cline. We identified the Median Employee by examining the 2018 total compensation, as reported on applicable tax statements, for all employees, excluding our PEO, who were employed by us on December 31, 2018. On such date, we had 1,214 employees. We included all full-time, part-time, seasonal or temporary employees, and we included non-U.S. employees. We did not include temporary workers employed by a third party (i.e., “leased workers”). For any full-time or part-time employees hired during 2018 or for any employee on an unpaid leave of absence during the year, we annualized their compensation. We did not do this for seasonal or temporary employees. Once we determined the identity of the Median Employee, we calculated such employee’s 2018 compensation using the same methodology as that used in the Summary Compensation Table for Mr. Cline.

The Company believes its compensation philosophy and process yield an equitable result. The ratio of the total annual compensation of our PEO to the Median Employee is as follows:

Median Employee Total Annual Compensation	$66,844
Mr. Cline (“PEO”) Total Annual Compensation	$2,635,610
Ratio of PEO to Median Employee Total Annual Compensation	39.4:1.0

  Retention Agreements

On May 2, 2018, the Company entered into Retention Agreements (the “Retention Agreements”) with four (4) of the named executive officers (collectively, the “Recipients,” or individually a “Recipient”) pursuant to which the Company awarded restricted stock units (“RSUs”) and will make cash payment awards to the Recipients, with the RSUs vesting and the cash payments being made only if certain retention conditions are met. The Recipients are: Bryan H. Fairbanks, the Company’s Executive Vice President and Chief Financial Officer; William R. Gupp, the Company’s Senior Vice President, General Counsel and Secretary; Jay T. Scripter, the Company’s Vice President, Operations; and Adam D. Zambanini, the Company’s President of Trex Residential Products.

TREX COMPANY, INC.	2019 PROXY STATEMENT	37

COMPENSATION DISCUSSION AND ANALYSIS

The Retention Agreements for the Recipients are identical in form and provide that in the event the Recipient is actively employed by the Company on the date specified below, the RSUs will vest and the cash payment will be made to such Recipient:

Recipient	Retention Date
William R. Gupp	May 2, 2023
Jay T. Scripter	May 2, 2022
Bryan H. Fairbanks	November 2, 2021
Adam D. Zambanini	November 2, 2022

The aggregate value of the RSUs and the cash payment for each of the Recipients is two (2) times their then current base salary and target cash incentive, with 50% of such amount being reflected in RSUs and 50% of such amount being reflected in a cash payment. The value and number (based upon the closing market price of the stock on May 2, 2018) of RSUs that will vest, and the cash payment that will be paid, if the retention conditions are met, are as follows:

Executive Officer	Current Value of RSUs/Number of RSUs (1)	Cash Payment
William R. Gupp	$ 574,090 / 10,392	$574,090
Jay T. Scripter	$ 562,880 / 10,718	$562,880
Bryan H. Fairbanks	$ 494,720 / 9,420	$494,720
Adam D. Zambanini	$ 436,800 / 8,318	$436,800

(1)

The Company completed a two-for-one stock split payable in the form of a stock dividend on June 18, 2018 to stockholders of record on May 23, 2018. The share numbers above are reflected on a post-split basis.

The RSUs will be granted pursuant to the Trex Company, Inc. 2014 Stock Incentive Plan.

The Retention Agreements provide that the RSUs shall vest, and the cash payment will be made, in the event of the death or disability of the Recipient, if the Company terminates the Recipient’s employment without “cause”, or if the Recipient resigns for “good reason,” prior to the Recipient achieving the applicable Retention Date. For this purpose, “cause” shall mean (i) Recipient’s willful or grossly negligent misconduct, or subversive, disruptive or insubordinate behavior, that is materially injurious to the Company; (ii) Recipient’s embezzlement or misappropriation of funds or property of the Company; (iii) Recipient’s conviction of a felony or the entrance of a plea of guilty or nolo contendere to a felony; (iv) Recipient’s conviction of any crime involving fraud, dishonesty, moral turpitude or breach of trust or the entrance of a plea of guilty or nolo contendere to such a crime; or (v) Recipient’s willful failure or refusal by Recipient to devote his full business time (other than on account of disability or approved leave) and attention to the performance of his duties and responsibilities if such breach has not been cured within 15 days after written notice thereof is given to the Recipient by the Board, and “good reason” shall mean (i) a material and adverse change in Recipient’s status or position(s) as an officer or management employee of the Company, including, without limitation, any adverse change in his status or position as an employee of the Company as a result of a material diminution in his duties or responsibilities (other than, if applicable, any such change directly attributable to the fact that the Company is no longer publicly owned) or the assignment to him of any duties or responsibilities which are materially inconsistent with such status or position(s) (other than any isolated and inadvertent failure by the Company that is cured promptly upon his giving notice), or any removal of Recipient from or any failure to reappoint or reelect him to such position(s) (except in connection with Recipient’s termination other than for good reason); (ii) a 10% or greater reduction in Recipient’s aggregate base salary and targeted bonus, other than any such reduction proportionately consistent with a general reduction of pay across the executive staff as a group, as an economic or strategic measure due to poor financial performance by the Company; (iii) the failure by the Company or any successor to continue in effect any material employee benefit plan (excluding any equity compensation plan) in which the Recipient is participating (or plans providing the Recipient with similar benefits that are not materially reduced in the aggregate) other than as a result of the normal expiration of any such plan in accordance with its terms; or the taking of any action, or the failure to act, by the Company or any successor which would adversely affect the Recipient’s continued

38	TREX COMPANY, INC.	2019 PROXY STATEMENT

COMPENSATION DISCUSSION AND ANALYSIS

participation in any of such plans on at least as favorable a basis to him or which would materially reduce his benefits under any of such plans, or (iv) Company’s requiring Recipient to be based at an office that is both more than 50 miles from where his office is located and further from his then current residence.

The Company entered into Retention Agreements with the Recipients in order to ensure an orderly transition when Mr. Cline, the Company’s current Chief Executive Officer, who is currently 67 years of age, eventually retires, and a new Chief Executive Officer is appointed. The Board of Directors implemented this retention plan reflecting their confidence in the senior management team’s ability to continue to provide outstanding results and encourage them to continue to focus on the current and future growth of the Company through the transition period.

  Perquisites

The Company provides a limited number of perquisites to its named executive officers. The perquisites offered to the named executive officers in 2018 include 401K contributions, a monthly company car allowance, and life insurance premiums.

The Compensation Committee believes that the benefits the Company and the named executive officers derive from perquisites more than offset their costs to the Company. The personal benefits are considered to constitute a part of the Company’s overall program and are presented in this light as part of the total compensation package approved by the Compensation Committee at the time of an executive officer’s hiring or promotion, as part of the Compensation Committee’s review of each named executive officer’s annual total compensation, and in compensation discussions with named executive officers.

The Compensation Committee oversees the design, implementation and administration of all the Company benefit programs, including perquisites. The Compensation Committee, with the assistance of its consultant, periodically reviews the cost and prevalence of these programs to determine whether they are in line with competitive practices and are warranted based upon business needs and the contributions of the named executive officers.

Additional information about these perquisites can be found in the All Other Compensation Table below.

  Additional Information on our Program

Stock Ownership Guidelines

To align our officers’ and directors’ interests with those of our stockholders, the Board in December 2013 instituted Stock Ownership Guidelines.

Under these Guidelines, each executive officer is required to own and hold, as a minimum, that number of shares of the Company’s common stock having a market value of at least a stated multiple of the executive officer’s base salary. The stated multiple for the Chief Executive Officer is 3, for a Senior Vice President, Executive Vice President, or President of Trex Residential Products is 1.5, and for a Vice President is 1. For purposes of the Guidelines, common stock includes shares of common stock no matter how acquired (i.e., vesting of restricted shares or restricted stock units or purchased on the open market), unvested time-based restricted shares or restricted stock units, and unvested performance-based restricted shares or restricted stock units at target levels.

Executive officers have 5 years from the adoption of the Guidelines or 5 years from becoming an executive officer, whichever occurs later, to comply with the ownership requirements. Notwithstanding the foregoing, each named executive officer meets the current minimum requirements.

Anti-Hedging and Anti-Pledging Policy

The Board adopted in October 2013, on a voluntary basis and in advance of final Dodd-Frank Act hedging/pledging rules, a policy that prohibits our executive officers from purchasing any financial instrument or entering into any transaction that is designed to hedge or offset any decrease in the market value of Company equity (including, but not limited to, prepaid variable forward contracts, equity swaps, collars, or exchange funds), or pledging, hypothecating, or otherwise encumbering Company equity as collateral for indebtedness.

TREX COMPANY, INC.	2019 PROXY STATEMENT	39

COMPENSATION DISCUSSION AND ANALYSIS

Clawback Policy

The Board adopted in October 2013, on a voluntary basis and in advance of final Dodd-Frank Act “clawback” (or compensation recovery) rules, a “clawback” policy with respect to incentive-based compensation. The policy provides that in the event of a restatement of the Company’s financial results due to any fraudulent actions or executive misconduct, the Compensation Committee is entitled to recover from executive officers any incentive-based compensation that would not otherwise have been awarded to such persons under the as-restated financial statements during the three years preceding the date of the restatement.

Does the Company have Severance or Change-in-Control Agreements with its named executive officers?

The named executive officers have severance agreements, which provide for certain benefits upon an involuntary termination. These agreements promote retention of high-performing individuals and also assist in recruiting and retaining key employees by providing competitive arrangements. In addition, the Company has entered into change in control agreements with the named executive officers to provide certain cash payments to the officers upon a termination following a change in control, which is in the form of a “double trigger.” In addition, such agreements provide for an acceleration of equity grants upon a change in control. Change in control agreements are designed to protect executives in the event of a change in control, and provide security for executives against sudden or arbitrary termination in connection with a change in control. The provisions of each agreement were determined by analysis of peer group and market trends and practices and are set at competitive levels with industry practice.

For a discussion of these arrangements, including the estimated quantification of these amounts, see the Severance and Change in Control Agreements discussion following this Compensation Discussion and Analysis.

How do our decisions regarding each element affect decisions regarding the other elements?

The Compensation Committee considers total cash and equity compensation when setting the compensation of executive officers. In doing so, the Compensation Committee considers the retention value of the long-term equity currently held by the executive. Based on this review, the Compensation Committee may decide to adjust one or more elements of an executive’s total compensation. The Compensation Committee aims to provide competitive total direct compensation and assesses an executive’s total compensation package when looking at the executive’s competitive standing relative to the market. Additionally, the Compensation Committee seeks to provide a competitive compensation mix, with discretion depending on factors deemed relevant to the Compensation Committee, such as individual performance, internal equity, and historical pay practices. Certain compensation decisions may specifically affect other elements of compensation. For example, because potential annual cash incentive and long-term equity incentive payouts are based on the executive’s base salary, increases in base salary also increase the amount of such payouts.

What are the tax and accounting considerations that factor into decisions regarding executive compensation?

We consider tax and accounting implications in determining our compensation programs.

Policy on Deductibility of Named Executive Officer Compensation. Section 162(m) of the Internal Revenue Code of 1986, as amended, precludes the deductibility of an named executive officer’s compensation that exceeds $1,000,000 per year. The Tax Cuts and Jobs Act, which became effective as of January 1, 2018, modified Section 162(m) provisions, including the elimination of the “performance-based exception” that previously allowed certain performance-based compensation meeting specific requirements to qualify for full tax deductibility by the Company. As a result of the tax law changes, compensation paid to designated “covered executives”, including current and former NEOs, in excess of $1,000,000 per individual will generally not be deductible, whether or not it is performance-based. Although the Compensation Committee has historically attempted to structure executive compensation to preserve deductibility, it also reserves the right to provide compensation that may not be fully deductible in order to maintain flexibility in compensating named executive officers in a manner consistent with our compensation philosophy, as deemed appropriate. The Compensation Committee believes that stockholder interests are best served by not restricting the Committee’s discretion in this regard, even though such compensation may result in non-deductible compensation expenses to the Company.

40	TREX COMPANY, INC.	2019 PROXY STATEMENT

COMPENSATION DISCUSSION AND ANALYSIS

Internal Revenue Code Section 409A.    The Company reviews its compensation plans and programs for compliance with Section 409A of the Internal Revenue Code and the relevant Treasury Resolutions regarding nonqualified deferred compensation.

Impact of FASB ASC Topic 718.    The accounting standards applicable to the various forms of long-term incentive plans under Financial Accounting Standards Board (FASB) Accounting Standards Codification (ASC) Topic 718 (formerly FASB Statement 123R) is one factor that the Company considers in the design of its long-term equity incentive programs. The Company monitors its FASB ASC Topic 718 expense to ensure that it is reasonable, but expense will not be the most important factor in making decisions about our long-term incentive plans.

TREX COMPANY, INC.	2019 PROXY STATEMENT	41

Report of the Compensation Committee of the Board of Directors of Trex Company, Inc.

The Compensation Committee of the Board of Directors (the “Board”) of Trex Company, Inc. (the “Company”) has reviewed and discussed with the Company’s management the Compensation Discussion and Analysis above, and recommended to the Board that the Compensation Discussion and Analysis be included in the Company’s 2019 Proxy Statement and incorporated by reference in the Company’s Annual Report on Form 10-K for the year ended December 31, 2018, for filing with the Securities and Exchange Commission.

Respectfully submitted,

THE COMPENSATION COMMITTEE

Michael F. Golden, Chairman

Patricia B. Robinson

Gerald Volas

42	TREX COMPANY, INC.	2019 PROXY STATEMENT

The following tables, narrative and footnotes discuss the compensation of our Chief Executive Officer, Chief Financial Officer, and our three other most highly compensated executive officers, during 2018. These individuals were the only executive officers of the Company during 2018 for whom this information is required under SEC rules.

Summary Compensation Table

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($) (1)	SAR Awards ($) (1)	Non-Equity Incentive Plan Compensation ($) (2)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($) (3)	Total ($)
James E. Cline (4) President and Chief Executive Officer	2018	545,000	—	926,500	163,500	970,032	—	30,578	2,635,610
	2017	530,000	—	901,000	159,000	995,406	—	520,127	3,105,533
	2016	500,000	—	1,000,000	—	975,625	—	28,668	2,504,293
William R. Gupp (5) Senior Vice President, General Counsel and Secretary	2018	337,700	—	387,511	68,384	420,745	—	27,912	1,242,252
	2017	327,818	—	376,171	66,383	430,978	—	25,697	1,227,047
	2016	318,270	—	429,665	—	434,717	—	25,383	1,208,035
Jay T. Scripter (6) Vice President, Operations	2018	351,800	—	343,885	60,686	375,696	—	27,926	1,159,993
	2017	339,900	—	332,253	58,633	383,025	—	25,713	1,139,524
	2016	314,622	—	379,500	—	368,344	—	16,932	1,079,398
Bryan H. Fairbanks (7) Executive Vice President and Chief Financial Officer	2018	322,870	—	302,243	53,337	385,085	—	27,877	1,091,412
	2017	298,000	—	291,980	51,526	336,598	—	25,665	1,004,459
	2016	290,000	—	333,500	—	339,518	—	25,355	988,373
Adam D. Zambanini (8) President of Trex Residential Products	2018	302,737	—	266,858	47,093	363,583	—	27,834	1,008,105
	2017	262,500	—	256,594	45,281	295,805	—	25,595	885,775
	2016	250,000	—	287,500	—	292,688	—	30,204	860,392

(1)

Amounts represent the grant date fair value determined in accordance with FASB ASC Topic 718. Assumptions used in the calculation of these amounts are included in note 13 to the Company’s audited financial statements in the 2018 Form 10-K, as filed with the SEC. Additional information regarding the design of the long-term equity incentive compensation plan, including a description of the performance-based conditions applicable to 2018 awards, is included in the “Compensation Discussion and Analysis” section of this Proxy Statement.

(2)

Additional information regarding the design of the annual cash incentive plan, including a description of the performance-based conditions applicable to 2018 awards, is included in the “Compensation Discussion and Analysis” section of this Proxy Statement.

(3)	See the “All Other Compensation Table” below for additional information on these amounts for 2018.

(4)

Stock Awards to Mr. Cline in 2018 include performance-based restricted stock units, for which the grant date value reported above based on performance at target is $545,000 and the maximum grant date value if the highest level of performance is achieved is $1,090,000.

(5)

Stock Awards to Mr. Gupp in 2018 include performance-based restricted stock units, for which the grant date value reported above based on performance at target is $227,948 and the maximum grant date value if the highest level of performance is achieved is $455,896.

(6)

Mr. Scripter joined the Company on January 18, 2016. Stock Awards to Mr. Scripter in 2018 include performance-based restricted stock units, for which the grant date value reported above based on performance at target is $202,285 and the maximum grant date value if the highest level of performance is achieved is $404,570.

(7)

Mr. Fairbanks was promoted on July 23, 2018 from Vice President and Chief Financial Officer to Executive Vice President and Chief Financial Officer. Stock Awards to Mr. Fairbanks in 2018 include performance-based restricted stock units, for which the grant date value reported above based on performance at target is $177,790 and the maximum grant date value if the highest level of performance is achieved is $355,580.

(8)

Mr. Zambanini was promoted on July 23, 2018 from Vice President, Marketing to President of Trex Residential Products. Stock Awards to Mr. Zambanini in 2018 include performance-based restricted stock units, for which the grant date value reported above based on performance at target is $156,975 and the maximum grant date value if the highest level of performance is achieved is $313,950.

TREX COMPANY, INC.	2019 PROXY STATEMENT	43

All Other Compensation Table

Name	401(k) Matching Contribution ($) (1)	Car Allowance ($) (2)	Life Insurance Premiums ($) (3)	Total Other Compensation ($)
James E. Cline	18,500	12,000	78	30,578
William R. Gupp	18,500	9,000	412	27,912
Jay T. Scripter	18,500	9,000	426	27,926
Bryan H. Fairbanks	18,500	9,000	377	27,877
Adam D. Zambanini	18,500	9,000	334	27,834

(1)

Represents company matching contributions to the Company’s 401(k) plan. The Company matches up to 6% of an employee’s annual salary, not to exceed the limitations imposed under the rules of the Internal Revenue Service.

(2)	Represents the cost of company automobile allowance.

(3)	Represents company payments for life insurance premiums.

44	TREX COMPANY, INC.	2019 PROXY STATEMENT

Grants of Plan-Based Awards

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards (2) (6)			All Other Stock Awards: Number of Shares of Stock or Units (#) (3) (6)		All Other Awards; Number of Underlying SARs (#) (4) (6)	Exercise or Base Price of SAR Awards ($/Sh)	Grant Date Fair Value of Stock and SAR Awards ($) (5)
		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
James E. Cline		68,125	545,000	1,090,000
	2/14/2018				1,616	9,696	19,392	6,788		7,404	56.21	1,090,000
William R. Gupp		29,549	236,390	472,780
	2/14/2018				776	4,056	8,112	2,838		3,096	56.21	455,895
	5/2/2018							10,932	(7)			574,090
Jay T. Scripter		26,385	211,080	422,160
	2/14/2018				600	3,598	7,196	2,520		2,748	56.21	404,570
	5/2/2018							10,718	(7)			562,880
Bryan H. Fairbanks (8)		27,044	216,355	432,710
	2/14/2018				528	3,162	6,324	2,214		2,416	56.21	355,580
	5/2/2018							9,420	(7)			494,720
Adam D. Zambanini (9)		25,534	204,275	408,550
	2/14/2018				466	2,792	5,584	1,954		2,132	56.21	313,950
	5/2/2018							8,318	(7)			436,800

(1)

Represents threshold, target and maximum payout levels under the annual cash incentive plan for 2018 performance. Additional information regarding the design of the annual cash incentive plan, including a description of the performance-based conditions applicable to 2018 awards, is included in the “Compensation Discussion and Analysis” section of this Proxy Statement.

(2)

Represents threshold, target and maximum payout levels (number of shares) for performance-based restricted stock units granted in 2018. Additional information regarding the design of the long-term equity incentive compensation plan, including a description of the performance-based conditions applicable to 2018 awards, is included in the “Compensation Discussion and Analysis” section of this Proxy Statement.

(3)

Represents number of shares of time-based restricted stock units granted in 2018. Additional information regarding the design of the long-term equity incentive compensation plan is included in the “Compensation Discussion and Analysis” section of this Proxy Statement.

(4)

Represents number of stock appreciation rights granted in 2018. Additional information regarding the design of the long-term equity incentive compensation plan is included in the “Compensation Discussion and Analysis” section of this Proxy Statement.

(5)

Amounts represent the grant date fair value determined in accordance with FASB ASC Topic 718. Assumptions used in the calculation of these amounts are included in note 13 to the Company’s audited financial statements in the 2018 Form 10-K.

(6)

The Company completed a two-for-one stock split payable in the form of a stock dividend on June 18, 2018 to stockholders of record on May 23, 2018. For grants prior to such date, numbers above are reflected on a post-split basis.

(7)	Represents RSUs granted pursuant to the Retention Agreements discussed in the Compensation Discussion and Analysis section above under “Retention Agreements.”

(8)

Mr. Fairbanks was promoted on July 23, 2018 from Vice President and Chief Financial Officer to Executive Vice President and Chief Financial Officer, with his annual base salary being increased from $309,200 to $340,000. Upon such promotion, Mr. Fairbanks’ target annual cash incentive compensation percentage was increased from 60% to 75%. The amount stated above for threshold, target and maximum cash incentive compensation for 2018 is based on his annualized base salary and blended target percentage.

(9)

Mr. Zambanini was promoted on July 23, 2018 from Vice President, Marketing to President of Trex Residential Products, with his annual base salary being increased from $273,000 to $340,000. Upon such promotion, Mr. Zambanini’s’ target annual cash incentive compensation percentage was increased from 60% to 75%. The amount stated above for threshold, target and maximum cash incentive compensation for 2018 is based on his annualized base salary and blended target percentage.

TREX COMPANY, INC.	2019 PROXY STATEMENT	45

Outstanding Equity Awards at Fiscal-Year End

Executive Officer and Grant Date	Option/SAR Awards					Stock Awards
	Number of Securities Underlying Unexercised Options / SARs Exercisable (#) (1)(4)	Number of Securities Underlying Unexercised Options/ SARs Unexercisable (#) (1)(4)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options / SARs (#)	Option / SAR Exercise Price ($)	Option / SAR Expiration Date (2)	Number of Shares of Stock Not Vested (#) (1)(4)	Market Value of Shares of Stock Not Vested ($) (3)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#) (1)(4)(5)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) (3)
James E. Cline
2/12/2013	34,272	—	—	10.97	2/12/2023	—	—	—	—
8/17/2015	30,768	—	—	20.59	8/17/2025	—	—	—	—
2/17/2016	—	—	—	—	—	9,498	563,801	9,498	563,801
2/15/2017	3,812	7,612	—	35.05	2/15/2027	7,056	418,844	10,082	598,468
2/14/2018	—	7,404	—	56.21	2/14/2028	6,788	402,936	9,696	575,555
William R. Gupp
2/12/2013	27,640	—	—	10.97	2/12/2023	—	—	—	—
2/17/2016	—	—	—	—	—	4,080	242,189	4,080	242,189
2/15/2017	1,592	3,182	—	35.05	2/15/2027	2,946	174,875	4,208	249,787
2/14/2018	—	3,096	—	56.21	2/14/2028	2,838	168,464	4,056	240,764
5/2/2018	—	—	—	—	—	10,932 (6)	648,924	—	—
Jay T. Scripter
2/17/2016	—	—	—	—	—	3,604	213,933	3,604	213,933
2/15/2017	1,406	2,810	—	35.05	2/15/2027	2,602	154,455	3,716	220,582
2/14/2018	—	2,748	—	56.21	2/14/2028	2,520	149,587	3,598	213,577
5/2/2018	—	—	—	—	—	10,718 (6)	636,220	—	—
Bryan H. Fairbanks
2/17/2016	—	—	—	—	—	3,168	188,052	3,168	188,052
2/15/2017	1,236	2,470	—	35.05	2/15/2027	2,286	135,697	3,266	193,870
2/14/2018	—	2,416	—	56.21	2/14/2028	2,214	131,423	3,162	187,696
5/2/2018	—	—	—	—	—	9,420 (6)	559,171	—	—
Adam D. Zambanini
2/15/2012	8,564	—	—	6.39	2/15/2022	—	—	—	—
2/12/2013	13,920	—	—	10.97	2/12/2023	—	—	—	—
2/17/2016	—	—	—	—	—	2,730	162,053	2,730	162,053
2/15/2017	1,086	2,170	—	35.05	2/15/2027	2,008	119,195	2,870	170,363
2/14/2018	—	2,132	—	56.21	2/14/2028	1,954	115,989	2,792	165,733
5/2/2018	—	—	—	—	—	8,318 (6)	493,756	—	—

(1)

The Company completed a two-for-one stock split payable in the form of a stock dividend on May 7, 2014 to stockholders of record on April 7, 2014, and a two-for-one stock split payable in the form of a stock dividend on June 18, 2018 to stockholders of record on May 23, 2018. The numbers shown above reflect numbers on a post-split basis.

(2)	The term of each SAR is ten years. (Under the 2014 Stock Incentive Plan, the term is extended by one year if the grantee dies in the tenth year of the term.)

(3)

The value is calculated based on the $59.36 closing price of the Company’s common stock on the NYSE on December 31, 2018, the last market trading day of the year, times the number of shares that are unvested.

(4)	Vests in three equal annual installments beginning on the first anniversary of the grant date.

(5)

Represents target number of performance-based restricted stock units that vest over a three year time period based on performance against target “EBITDA,” for 1 year, cumulative 2 years and cumulative 3 years, respectively. Additional information regarding the design of the long-term equity incentive compensation plan, including a description of the performance-based conditions, is included in the “Compensation Discussion and Analysis” section of this Proxy Statement.

(6)	Represents RSUs granted pursuant to the Retention Agreements discussed in the Compensation Discussion and Analysis section above under “Retention Agreements.”

46	TREX COMPANY, INC.	2019 PROXY STATEMENT

2018 Option / SAR Exercises and Stock Vested

Name	Option/SAR Awards		Stock Awards
	Number of Shares Acquired on Exercise (#) (1)	Value Realized on Exercise ($) (2)	Number of Shares Acquired on Vesting (#) (1)	Value Realized on Vesting ($) (3)
James E. Cline (4)	37,144	1,798,420	55,764	3,237,910
William R. Gupp (5)	—	—	26,912	1,514,046
Jay T. Scripter (6)	—	—	15,376	865,187
Bryan H. Fairbanks (7)	—	—	13,774	775,056
Adam D. Zambanini (8)	—	—	17,720	996,933

(1)

The Company completed a two-for-one stock split payable in the form of a stock dividend on May 7, 2014 to stockholders of record on April 7, 2014, and a two-for-one stock split payable in the form of a stock dividend on June 18, 2018 to stockholders of record on May 23, 2018. The numbers shown above reflect numbers on a post-split basis.

(2)	The value is calculated based upon the number of SARs exercised times the difference between the strike price and the market price on the date of exercise.

(3)	The value is calculated based on the closing price of the Company’s common stock on the date of vesting (as set forth below in footnotes 4—8), times the number of vested shares.

(4)

The amount shown for “Option/SAR Awards” reflects 18,572 SARs exercised on February 22, 2018 at a strike price of $6.39 and a market price of $53.14, and 18,572 SARs exercised on May 9, 2018 at a strike price of $6.39 and a market price of $56.48. The amount shown for “Stock Awards” reflects 7,240 restricted shares that vested on February 14, 2018 at a market price of $56.21, 19,000 restricted stock units that vested on February 14, 2018 at a market price of $56.21, 8,828 restricted stock units that vested on February 14, 2018 at a market price of $56.21, 3,530 restricted stock units that vested on February 15, 2018 at a market price of $56.64, 9,500 restricted stock units that vested on February 17, 2018 at a market price of $56.31, 3,618 restricted shares that vested on February 18, 2018 at a market price of $56.31, and 4,048 restricted stock units that vested on August 17, 2018 at a market price of $81.07.

(5)

The amount shown for “Stock Awards” reflects 6,336 restricted shares that vested on February 14, 2018 at a market price of $56.21, 8,164 restricted stock units that vested on February 14, 2018 at a market price of $56.21, 3,688 restricted stock units that vested on February 14, 2018 at a market price of $56.21, 1,474 restricted stock units that vested on February 15, 2018 at a market price of $56.64, 4,082 restricted stock units that vested on February 17, 2018 at a market price of $56.31, and 3,168 restricted shares that vested on February 18, 2018 at a market price of $56.31.

(6)

The amount shown for “Stock Awards” reflects 7,212 restricted stock units that vested on February 14, 2018 at a market price of $56.21, 3,256 restricted stock units that vested on February 14, 2018 at a market price of $56.21, 1,302 restricted stock units that vested on February 15, 2018 at a market price of $56.64, and 3,606 restricted stock units that vested on February 17, 2018 at a market price of $56.31.

(7)

The amount shown for “Stock Awards” reflects 6,336 restricted stock units that vested on February 14, 2018 at a market price of $56.21, 2,860 restricted stock units that vested on February 14, 2018 at a market price of $56.21, 1,144 restricted stock units that vested on February 15, 2018 at a market price of $56.64, 3,168 restricted stock units that vested on February 17, 2018 at a market price of $56.31, and 266 restricted shares that vested on February 18, 2018 at a market price of $56.31.

(8)

The amount shown for “Stock Awards” reflects 4,004 restricted shares that vested on February 14, 2018 at a market price of $56.21, 5,464 restricted stock units that vested on February 14, 2018 at a market price of $56.21, 2,514 restricted stock units that vested on February 14, 2018 at a market price of $56.21, 1,006 restricted stock units that vested on February 15, 2018 at a market price of $56.64, 2,732 restricted stock units that vested on February 17, 2018 at a market price of $56.31, and 2,000 restricted shares that vested on February 18, 2018 at a market price of $56.31.

TREX COMPANY, INC.	2019 PROXY STATEMENT	47

Equity Compensation Plan Information

The following table sets forth the following information as of December 31, 2018 for (1) all equity compensation plans previously approved by the Company’s stockholders, and (2) all equity compensation plans not previously approved by the Company’s stockholders:

∎	the number of securities to be issued upon the exercise of outstanding options, SARs, warrants and rights;

∎	the weighted average exercise price of such outstanding options, SARs, warrants and rights; and

∎	other than securities to be issued upon the exercise of such outstanding options, SARs, warrants and rights, the number of securities remaining available for future issuance under the plans.

	Number of securities to be issued upon exercise for outstanding options, SARs, warrants and rights (a)	Weighted average exercise price of outstanding options, SARs, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders (1)(4)	238,476 (2)	$19.26	5,730,564 (3)
Equity compensation plans not approved by security holders	—	—	—
Total	238,476 (2)	$19.26	5,730,564 (3)

(1)	Consists of the 2014 Stock Incentive Plan, the Outside Director Plan, and the 1999 Employee Stock Purchase Plan.

(2)	Excludes 246,754 shares of restricted stock units outstanding under the 2014 Stock Incentive Plan as of December 31, 2018 (with performance-based restricted stock units at target).

(3)

Represents 5,404,799 shares remaining available for future issuance under the 2014 Stock Incentive Plan and 325,765 shares remaining available for future issuance under the 1999 Employee Stock Purchase Plan. Shares of common stock issuable under the Outside Director Plan are issued pursuant to the 2014 Stock Incentive Plan.

(4)

Per note 13 to the Company’s audited financial statements in the 2018 Form 10-K, as filed with the SEC, the weighted average exercise price of outstanding SARs is $19.26, and the weighted average remaining contractual life of outstanding SARs is 5.3 years.

48	TREX COMPANY, INC.	2019 PROXY STATEMENT

Severance and Change in Control Agreements

Severance Agreements

In light of competitive market practices, based on the findings in a study completed by the Compensation Committee’s independent consultant, the Compensation Committee has approved severance agreements with the named executive officers, which provide for certain benefits upon an involuntary termination. These agreements promote retention of high-performing individuals and also assist in recruiting and retaining key employees by providing competitive arrangements.

The severance agreements with each of the named executive officers provide for the payment of severance compensation and benefits to the covered executive officer (the “covered executive”) if the Company terminates the covered executive’s employment without “cause” or if the covered executive resigns for “good reason.” For purposes of the severance agreements, “cause” includes events specified in the severance agreement, including the covered executive’s willful or grossly negligent misconduct that is materially injurious to the Company, embezzlement or misappropriation of funds or property of the Company, conviction of a felony or any crime involving fraud, dishonesty, moral turpitude or breach of trust, or willful failure or refusal to devote full business time and attention to the performance of duties, and “good reason” includes events specified in the severance agreement, including a material and adverse change in the covered executive’s status or position with the Company, a 10% or greater reduction in the covered executive’s aggregate base salary and targeted annual incentive other than as part of general reduction in executive compensation, or the relocation of the covered executive’s office more than 50 miles from the current office and further than his then-current residence.

In the event the Company terminates the covered executive’s employment without “cause” or if the covered executive resigns for “good reason”, the covered executive will be entitled to receive the following:

∎

a lump-sum cash payment equal to the sum of (1) the covered executive’s accrued base salary and accrued vacation pay plus (2) if not previously paid, the covered executive’s annual cash incentive earned for the preceding fiscal year;

∎

a lump-sum cash payment equal to 2 times for the CEO and 1 time for the other named executive officers the sum of (1) the covered executive’s base salary then in effect, plus (2) an amount equal to the greater of (a) the covered executive’s targeted annual cash incentive for the year immediately prior to the year in which his employment terminates, or (b) the covered executive’s actual annual cash incentive earned for the preceding year;

∎

continued health and dental plan benefits on the same terms and conditions as though the covered executive had remained an active employee (or payment of the necessary amount to obtain equivalent coverage if Company coverage is not possible), for the shorter of 12 months or until equivalent coverage is obtained from a new employer; and

∎

accelerated vesting of all outstanding long-term equity incentive awards, including, but not limited to, stock options, stock appreciation rights, restricted stock, restricted stock units and performance shares (at the targeted payment level).

Notwithstanding the foregoing, in the event the covered executive would receive any payment that would otherwise be subject to interest and additional tax imposed under Section 409A of the Internal Revenue Code, then no such payment shall be payable prior to the date that is the earliest of (a) six months after the covered executive’s date of termination of employment, (b) the covered executive’s death, or (c) such other date as will cause such payment not to subject to such interest and additional tax. However, this shall not prevent payment to the covered executive during such six-month period of an aggregate amount not exceeding the lesser of (a) two times the sum of the covered executive’s annualized compensation based upon the annual rate of pay for the taxable year preceding the taxable year of the separation from service, or (b) two times the maximum amount that may be taken into account under a qualified plan pursuant to Section 401(a)(17) of the Internal Revenue Code for the year in which the covered executive has a separation from service, as permitted pursuant to Treasury Regulation §1.409A-1(b)(9)(iii).

If the covered executive’s employment is terminated during a change-in-control protection period under his change-in-control severance agreement, described below, the covered executive will be entitled to receive the

TREX COMPANY, INC.	2019 PROXY STATEMENT	49

SEVERANCE AND CHANGE IN CONTROL AGREEMENTS

severance payments specified under that agreement instead of the foregoing payments under his severance agreement.

The covered executive is not entitled to any additional severance payments or benefits under his severance agreement if his employment is terminated by the Company for cause, by the covered executive without good reason, or if it terminates due to his death or disability.

The term of each severance agreement is three years, unless it is extended by mutual agreement of the parties. The current term of the severance agreements ends on August 3, 2020.

Change in Control Severance Agreements

In light of competitive market practices, based on the findings in a study completed by the Compensation Committee’s independent consultant, the Compensation Committee has approved change in control severance agreements for the CEO and the other named executive officers. The agreements are intended to help retain these named executive officers, maintain a stable work environment and provide economic security to certain key employees in the event of termination of their employment in connection with a change in control.

Pursuant to these agreements, if, within the period beginning 90 days before and ending two years after a “change in control” of the Company, (1) the employment of the executive, who we refer to as a “covered executive,” is terminated by the Company (other than a termination for “cause” or by reason of death or disability) or (2) if the covered executive terminates his employment for “good reason” (either event constituting a “double trigger”), the covered executive will receive severance benefits. For the purposes of the change in control severance agreements, “cause” and “good reason” are defined in a similar manner as in the severance agreements discussed above.

Upon such termination, the covered executive will receive:

∎

a lump-sum cash payment equal to the sum of (1) the covered executive’s accrued base salary and accrued vacation pay, plus (2) if not previously paid, the covered executive’s annual cash incentive earned for the preceding fiscal year, plus (3) the covered executive’s targeted annual cash incentive for the year in which the severance occurs, pro-rated based upon the number of days he was employed during such year;

∎

a lump sum severance payment equal to 2.99 times for the CEO and 1.5 times for the other named executive officers the sum of (1) the covered executive’s annual base salary (in effect immediately prior to the change in control or termination, whichever is greater), plus (2) the greater of (a) the covered executive’s target annual cash incentive for the year immediately prior to the year in which the change in control occurs, (b) the covered executive’s target annual cash incentive for the year of the termination of employment, or (c) the covered executive’s actual annual cash incentive for the last fiscal year immediately prior to the year of the termination of employment; and

∎

continuation of group health and dental insurance, and group life insurance, on the same terms and conditions as though the covered executive had remained an active employee (or payment of the necessary amount to obtain equivalent coverage if Company coverage is not possible), for the shorter of 18 months or until coverage is obtained from a new employer.

Notwithstanding the foregoing, the change in control severance agreements provide that, to the extent necessary to avoid imposition of the excise tax under Section 4999 of the Internal Revenue Code in connection with a change in control, the amounts payable or benefits to be provided to the covered executive shall be reduced such that the reduction of compensation to be provided to the covered executive is minimized. In applying this principle, the reduction shall be made in a manner consistent with the requirements of Section 409A of the Internal Revenue Code, and where two economically equivalent amounts are subject to reduction but payable at different times, such amounts shall be reduced on a pro rata basis (but not below zero).

If a change in control occurs during the term of these change in control severance agreements, the covered executive will be entitled to accelerated vesting of all outstanding long-term equity incentive awards, including, but not limited to, stock options, stock appreciation rights, restricted stock, restricted stock units, and performance shares (at the targeted payment level) (whether or not there is a loss of employment).

A change in control is generally defined as (1) the acquisition by any person or entity of 35% of Trex Company’s outstanding stock, (2) a merger where the stockholders of the Company immediately prior to the merger would

50	TREX COMPANY, INC.	2019 PROXY STATEMENT

SEVERANCE AND CHANGE IN CONTROL AGREEMENTS

not own at least 50% of the outstanding stock of the Company after such merger, (3) a sale of all or substantially all of the assets of the Company, or (4) during any two-year period, the directors in office at the beginning of such period ceasing to be a majority of the board, unless the nomination of each new director during such period was approved by at least two-thirds of the directors in office at the beginning of such period.

The table below reflects the amount of compensation payable to the CEO and each of the Company’s other named executive officers in the event of termination of such officer’s employment (including termination by death or disability) and/or a change in control. The amounts shown assume that such termination and/or change in control was effective as of December 31, 2018 and thus includes amounts earned through such date. These figures are estimates of the amounts which would be paid to the officers upon their termination and/or a change-in-control. The actual amounts to be paid can only be determined at the time of such event.

TREX COMPANY, INC.	2019 PROXY STATEMENT	51

Severance and Change in Control Compensation as of December 31, 2018

Executive Officer	Termination by reason of:	Cash ($)	Benefit Continuation ($) (1)	Intrinsic Value of Equity Awards as of 12/31/18 ($) (2)	Outplacement Services($) (3)	Benefit Reduction ($) (4)	Total Benefit($)
James E. Cline	For Cause or Voluntary	—	—	—	—	—	—
	Death or Disability (5)	—	—	3,332,056	—	—	3,332,056
	Involuntary Termination (6)	3,080,812	15,874	3,332,056	—	—	6,428,742
	Change in Control (7)	—	—	3,332,056	—	—	3,332,056
	Termination in connection with Change in Control (7)	5,150,814	23,928	3,332,056	25,000	—	8,531,798
William R. Gupp	For Cause or Voluntary	—	—	—	—	—	—
	Death or Disability (5)	—	—	1,967,190	—	—	1,967,190
	Involuntary Termination (6)	1,342,768	16,274	1,967,190	—	—	3,326,232
	Change in Control (7)	—	—	1,967,190	—	—	1,967,190
	Termination in connection with Change in Control (7)	1,963,497	25,029	1,967,190	25,000	—	3,980,716
Jay T. Scripter	For Cause or Voluntary	—	—	—	—	—	—
	Death or Disability (5)	—	—	1,802,288	—	—	1,802,288
	Involuntary Termination (6)	1,297,705	16,729	1,802,288	—	—	3,116,722
	Change in Control (7)	—	—	1,802,288	—	—	1,802,288
	Termination in connection with Change in Control (7)	1,876,198	25,732	1,802,288	25,000	—	3,729,218
Bryan H. Fairbanks	For Cause or Voluntary	—	—	—	—	—	—
	Death or Disability (5)	—	—	1,583,962	—	—	1,583,962
	Involuntary Termination (6)	1,171,318	17,299	1,583,962	—	—	2,772,579
	Change in Control (7)	—	—	1,583,962	—	—	1,583,962
	Termination in connection with Change in Control (7)	1,725,972	26,514	1,583,962	25,000	—	3,361,448
Adam D. Zambanini	For Cause or Voluntary	—	—	—	—	—	—
	Death or Disability (5)	—	—	1,389,143	—	—	1,389,143
	Involuntary Termination (6)	1,072,605	16,539	1,389,143	—	—	2,478,287
	Change in Control (7)	—	—	1,389,143	—	—	1,389,143
	Termination in connection with Change in Control (7)	1,594,783	25,309	1,389,143	25,000	—	3,034,235

(1)	Reflects Company’s portion of cost of group health and dental insurance and group life insurance.

(2)

This value is calculated as the intrinsic value of all unvested equity awards held as of December 31, 2018 that would have vested upon death or disability, an involuntary termination, a change-in-control, or a termination in connection with a change in control based on the $59.36 closing price of the Company’s common stock on the NYSE on December 31, 2018, the last market trading day of the year.

(3)	Reflects estimated outplacement services available to the Named Executive Officers by their change-in-control severance agreements.

(4)

To the extent that a Named Executive Officer’s change-in-control severance benefits would cause him to become subject to the excise tax imposed by Section 4999 of the Code, this value would reflect the reduction of his severance benefits to the extent necessary to avoid the application of this tax, as stated in his change-in-control severance agreement.

(5)

The 2014 Stock Incentive Plan, and individual restricted stock unit agreements and SAR agreements provide that all unvested restricted stock units and unvested SARs immediately vest upon the death or disability of the executive.

(6)	This represents benefits and payments under the severance agreements covering named executive officers discussed above.

(7)	This represents benefits and payments under the change-in-control severance agreements covering named executive officers discussed above.

52	TREX COMPANY, INC.	2019 PROXY STATEMENT

The Company’s Compensation Policies and Practices as They Relate to Risk

The Company does not believe that its compensation policies and practices create risks that are reasonably likely to have a material adverse effect on the Company. The annual cash incentive compensation plan described in the Compensation Discussion and Analysis section above is based upon achievement of annual financial targets, and potential cash incentive compensation opportunities are tempered so as not to place a disproportionate incentive on short-term financial results. In addition, the long-term equity incentive plan provides appropriate motivation to achieve long-term financial results as well, given that the ultimate value of the award is based upon the future value of the Company stock, and such awards constitute a significant portion of each executive’s total compensation package. The Company has constructed the performance factors in short- and long-term performance plans such that they balance focus on performance metrics with strong links to stockholder value creation and overall company performance, which we believe avoids any potential risks that may result from an imbalance in performance metrics.

TREX COMPANY, INC.	2019 PROXY STATEMENT	53

Report of the Audit Committee of the Board of Directors of Trex Company, Inc.

Jay M. Gratz, Richard E. Posey, Patricia B. Robinson and Gerald Volas are members of the Audit Committee. Each of the members of the Audit Committee is considered independent under the NYSE listing standards and under the SEC’s audit committee independence standards. Mr. Gratz serves as Chairman of the Audit Committee.

The Audit Committee operates under a written charter adopted by the Company’s Board of Directors.

During the fiscal year ended December 31, 2018, the Audit Committee of the Board of Directors (the “Board”) of Trex Company, Inc. (the “Company”) reviewed with the Company’s financial managers, the internal auditors and Ernst & Young LLP (“Ernst & Young”), the Company’s independent registered public accounting firm, the scope of the annual audit and audit plans, the results of internal and external audit examinations, the evaluation of the Company’s system of internal controls, the quality of the Company’s financial reporting, and the Company’s process for legal and regulatory compliance. The Audit Committee also monitored the progress and results of the testing of internal control over financial reporting pursuant to Section 404 of the Sarbanes-Oxley Act of 2002.

Management is responsible for the Company’s system of internal controls, the financial statements and the financial reporting process, and the assessment of the effectiveness of internal control over financial reporting. Ernst & Young is responsible for performing an integrated audit and issuing reports on the following: (1) the Company’s consolidated financial statements, and (2) the Company’s internal control over financial reporting. As provided in its charter, the Audit Committee’s responsibilities include monitoring and overseeing these processes. The Audit Committee has reviewed and discussed the audited financial statements for the fiscal year ended December 31, 2018 with management. The review included, among other things:

•	Ernst & Young reports to the Audit Committee regarding the conformity of the Company’s consolidated financial statements with Generally Accepted Accounting Principles;

•	Areas of audit emphasis, particularly those presenting the greatest risk of material misstatement to the Company’s consolidated financial statements;

•	The process used by management in formulating particularly sensitive accounting estimates and the basis for Ernst & Young’s conclusions regarding the reasonableness of these estimates;

•	The existence of, if any, audit adjustments and uncorrected consolidated financial statement misstatements; and

•	Other material written communications between the independent registered public accounting firm and management.

Ernst & Young also communicated to the Audit Committee in writing any relationships Ernst & Young and the Company and persons in financial reporting oversight roles at the Company and provided confirmation of their independence with respect to the Company as required under PCAOB Rules and relevant professional and regulatory standards.

Consistent with this oversight responsibility, Ernst & Young reports directly to the Audit Committee. The Audit Committee appointed Ernst & Young as the Company’s independent registered public accounting firm and approved the firm’s compensation.

The Audit Committee discussed with Ernst & Young the matters required to be discussed by the New York Stock Exchange, the U.S. Securities and Exchange Commission, the Public Company Accounting Oversight Board, and the American Institute of Certified Public Accountants’ Statement on Auditing Matters No. 61, Communication with Audit Committee, as amended, as adopted by the Public Company Accounting Oversight Board. In addition, the Audit Committee has received from Ernst & Young the written disclosures and the letter required by the applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountants’ communications with the Audit Committee concerning independence, and discussed with Ernst & Young the firm’s independence from the Company and its management.

54	TREX COMPANY, INC.	2019 PROXY STATEMENT

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS OF TREX COMPANY, INC.

In reliance on the review and discussions referred to above, the Audit Committee recommended to the Board, and the Board has approved, the inclusion of the audited financial statements in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2018, for filing with the U.S. Securities and Exchange Commission.

Respectfully submitted,

THE AUDIT COMMITTEE

Jay M. Gratz, Chairman

Richard E. Posey

Patricia B. Robinson

Gerald Volas

TREX COMPANY, INC.	2019 PROXY STATEMENT	55

Advisory Vote on Executive Compensation

(Proposal 2)

The Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, or the Dodd-Frank Act, enables our stockholders to vote to approve, on an advisory (non-binding) basis, the compensation of our named executive officers as disclosed in this Proxy Statement, in accordance with the SEC’s rules.

As described in detail under the heading “Compensation Discussion and Analysis,” our executive compensation programs are designed to attract, motivate, and retain our named executive officers, who are critical to our success. Under these programs, our named executive officers are rewarded for the achievement of specific annual, long-term and strategic goals, corporate goals, and the realization of increased stockholder value. Please read the “Compensation Discussion and Analysis” section above for additional details about our executive compensation programs, including information about the fiscal year 2018 compensation of our named executive officers.

The Compensation Committee periodically reviews the compensation programs for our named executive officers to determine and confirm that they achieve (and continue to achieve) the desired goals of aligning our executive compensation structure with our stockholders’ interests and current market practices.

We are asking our stockholders to indicate their support for our named executive officer compensation as described in this Proxy Statement. This proposal, commonly known as a “say-on-pay” proposal, gives our stockholders the opportunity to vote on our named executive officers’ compensation. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the philosophy, policies and practices described in this Proxy Statement.

The say-on-pay vote is advisory, and therefore not binding on the Company, the Compensation Committee or our Board. Our Board and our Compensation Committee value the opinions of our stockholders, and the Compensation Committee will consider the results of the vote in future decisions relating to executive compensation.

  Approval of Proposal 2

Approval of this proposal will require the affirmative vote of holders of a majority of the shares of common stock present in person or represented by proxy and entitled to vote on such matter at the annual meeting. Unless authority to do so is withheld, it is the intention of the persons named in the proxy to vote such proxy FOR this proposal. Abstentions from voting on this proposal will have the same effect as a vote against this proposal. Brokers may vote their shares on this proposal if they have voting instructions from the beneficial owners of the shares. Broker non-votes will not be treated as votes cast on this matter, and therefore will not have any effect on determining the outcome.

The Board unanimously recommends that the stockholders of the Company vote FOR the approval of the compensation of our named executive officers, as disclosed in this Proxy Statement.

56	TREX COMPANY, INC.	2019 PROXY STATEMENT

Approval of the Third Certificate of Amendment to the Restated Certificate of Incorporation of Trex Company, Inc. to Implement a Majority Voting Standard in Uncontested Elections of Directors

(Proposal 3)

Our Restated Certificate of Incorporation currently provides for the election of directors by a plurality of votes cast. Under this standard, the nominees who receive the highest number of “For” votes cast are elected as directors up to the maximum number of directors to be elected, regardless of the number of “Withhold” votes received. (As a result, under a plurality voting standard in an uncontested election, it is possible that a nominee might be elected or reelected so long as a single vote is cast in favor of his or her election.) The General Corporation Law of the State of Delaware is consistent with this standard, providing that, unless otherwise addressed in a company’s certificate of incorporation or bylaws, directors are elected by a plurality of the votes cast by the shares entitled to vote at a meeting.

The Board of Directors proposes and recommends that stockholders approve the Third Amendment to the Restated Certificate of Incorporation of Trex Company, Inc. (the “Amendment”) to provide for the election of directors by an affirmative vote of the majority of the votes cast in uncontested director elections. The Amendment changes the voting standard applicable to the election of directors in uncontested elections from a plurality of the votes cast to a majority of the votes cast.

On the recommendation of the Nominating/Corporate Governance Committee of our Board, our Board is submitting this proposal to our stockholders as part of its ongoing evaluation of our corporate governance practices. After careful consideration of the issue, our Board has determined to recommend a vote for the approval of this proposal. In determining whether to recommend adopting a majority voting standard for uncontested elections of directors to our stockholders, our Board analyzed current corporate governance trends and considered the arguments in favor of and against maintaining the existing plurality voting standard. Our Board recognizes that many of our peer public companies, and most leading public companies, have amended their governing documents to provide for a majority voting standard rather than a plurality standard. Our Board believes that requiring directors to be elected by a majority of votes cast in uncontested elections both ensures that only director nominees with broad acceptability among our voting stockholders will be elected and enhances the accountability of each elected director to our stockholders. The Board also concluded that such an approach to director elections is currently viewed as a “best practice” by many commentators, large investors and other public companies perceived to be market leaders in the area of corporate governance.

Accordingly, after careful consideration, our Board has determined that it would be in the best interests of our stockholders to amend our Restated Certificate of Incorporation to implement a majority voting standard for uncontested elections of directors.

The Board has also approved, subject to stockholder approval of the Amendment, an amendment to our Bylaws to require a nominee for director to immediately submit a written offer of resignation to the Board in the event such nominee does not receive a majority of the votes cast in an uncontested election of directors. The Board has approved this amendment of our Bylaws to address the possibility of a “holdover” director. Under Delaware law, an incumbent director who is not re-elected may remain in office until his or her successor is elected and qualified, continuing as a “holdover” director until the director resigns, the number of authorized directors is reduced to eliminate the director’s seat on the board, his or her position is filled, or the director is removed by the stockholders. Amendment of our Bylaws will address the continuation in office of a “holdover” director, so that an incumbent director who does not receive the requisite affirmative majority of the votes cast for his or her re-election must tender his or her resignation to the Board. Within 60 days after the certification of the election results, the Nominating/Corporate Governance Committee will consider the director’s offer of resignation and recommend to the Board whether to accept the resignation or reject it. The Board will act on such recommendation within 90 days following receipt of the certification of the election results.

The proposed amendment would not apply to contested director elections. In cases where the Board determines that an election of directors is contested (i.e. the number of candidates exceeds the number of directors to be

TREX COMPANY, INC.	2019 PROXY STATEMENT	57

APPROVAL OF THE THIRD CERTIFICATE OF AMENDMENT TO THE RESTATED CERTIFICATE OF INCORPORATION OF TREX COMPANY, INC. TO IMPLEMENT A MAJORITY VOTING STANDARD IN UNCONTESTED ELECTIONS OF DIRECTORS (PROPOSAL 3)

elected), a plurality voting standard would continue to apply and the candidates receiving the greatest number of votes cast would be elected.

The specific proposed amendment to our Restated Certificate of Incorporation is set forth in Appendix A to this Proxy Statement, which is marked to show the proposed changes (with additions being underlined and deletions being struck through).

At this annual meeting, the existing plurality voting standard will continue to apply.

  Approval of Proposal 3

Under Delaware law, approval of the Amendment requires the affirmative vote of a majority of the shares of common stock issued and outstanding. Unless authority to do so is withheld, it is the intention of the persons named in the proxy to vote such proxy FOR this proposal. Abstentions and broker non-votes will have the same effect as a vote against this proposal.

The Board unanimously recommends that the stockholders of the Company vote FOR approval of the Third Certificate of Amendment to the Trex Company, Inc. Restated Certificate of Incorporation to implement a majority voting standard in uncontested elections of directors.

58	TREX COMPANY, INC.	2019 PROXY STATEMENT

Ratification of Appointment of Independent Registered Public Accounting Firm for the 2019 Fiscal Year

(Proposal 4)

The Audit Committee of the Board has appointed Ernst & Young LLP as the Company’s independent registered public accounting firm for the Company’s fiscal year ending December 31, 2019. The Board is submitting this appointment for stockholder ratification at the annual meeting.

A representative of Ernst & Young will attend the annual meeting, will have the opportunity to make a statement and will be available to respond to appropriate questions from stockholders.

The Company’s bylaws do not require that stockholders ratify the appointment of Ernst & Young as the Company’s independent registered public accounting firm. The Company is asking its stockholders to ratify this appointment because it believes such a proposal is a matter of good corporate practice. If the stockholders do not ratify the appointment of Ernst & Young, the Audit Committee will reconsider whether or not to retain Ernst & Young as the Company’s independent registered public accounting firm, but may determine to do so. Even if the appointment of Ernst & Young is ratified by the stockholders, the Audit Committee may change the appointment at any time if it determines that a change would be in the best interests of the Company and its stockholders.

  Approval of Proposal 4

Approval of this proposal will require the affirmative vote of holders of a majority of the shares of common stock present in person or represented by proxy and entitled to vote on such matter at the annual meeting. Unless authority to do so is withheld, it is the intention of the persons named in the proxy to vote such proxy FOR this proposal. Abstentions from voting on this proposal will have the same effect as a vote against this proposal. Broker non-votes will not be treated as votes cast on this matter, and therefore will not have any effect on determining the outcome. (As this matter is deemed to be “routine” under NYSE Rules, broker non-votes are not expected on this proposal.)

The Board unanimously recommends that the stockholders of the Company vote FOR the ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the 2019 fiscal year.

TREX COMPANY, INC.	2019 PROXY STATEMENT	59

Independent Registered Public Accounting Firm

  Fees

Ernst & Young LLP served as the Company’s independent registered public accounting firm for the Company’s fiscal years ended December 31, 2018 and 2017. The following sets forth the aggregate fees billed by Ernst & Young to the Company for fiscal years 2018 and 2017.

	2018	2017
Audit services	$950,000	$942,060
Audit-related services	$18,000	$94,680
Tax services	—	—
All other services	—	$280,800
Total	$968,000	$1,317,540

The Audit Committee considered whether Ernst & Young’s provision of non-audit-related services is compatible with maintaining Ernst & Young’s independence, and determined it was.

Audit Services.    Audit services include services performed by Ernst & Young to comply with generally accepted auditing standards related to the audit and review of the Company’s consolidated financial statements. The audit fees shown above for the 2018 and 2017 fiscal years were incurred principally for services rendered in connection with the audit of the Company’s consolidated financial statements and associated SEC filings, the issuance of opinions on the Company’s internal control over financial reporting and quarterly reviews.

Audit-Related Services.    Audit-related services include assurance and related services that are traditionally performed by independent registered public accounting firms.

Tax Services.    Tax services include services in connection with the preparation of the Company’s tax returns and corporate tax consultations. No tax services were provided in 2017 or 2018.

All Other Services.    These fees in 2017 were incurred in connection with a due diligence review by Ernst & Young of an acquisition candidate, which acquisition was completed in July 2017.

  Pre-Approval Policy

The Audit Committee pre-approves all audit and permissible non-audit services provided by the Company’s independent registered public accounting firm. These services may include audit services, audit-related services, tax and other services. Pre-approval on other than an engagement-by-engagement basis is generally provided for up to one year, and any pre-approval is detailed as to the particular service or category of services and is generally subject to a specific budget. The independent registered public accounting firm and management are required to report periodically to the Audit Committee regarding the extent of services provided by such firm in accordance with this pre-approval and the fees for the services performed to date. The Audit Committee also may pre-approve particular services on an engagement-by-engagement basis.

During the year, circumstances may arise when it may become necessary to engage the independent registered public accounting firm for additional services not contemplated in the original pre-approval. In those instances, the Audit Committee requires specific pre-approval before engaging the independent registered public accounting firm. The Audit Committee has the authority to delegate pre-approval authority to a subcommittee of the Audit Committee consisting of one or more of its members.

All services provided to the Company by Ernst & Young LLP during fiscal 2018 and 2017 were pre-approved by the Audit Committee in accordance with this policy.

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Transactions with Related Persons

The Company’s Board has adopted a written policy for the approval of transactions with related persons. The policy requires Audit Committee approval or ratification of transactions which involve more than $120,000 in which the Company is a participant and in which a Company director, nominee for director, executive officer, greater than 5% stockholder, or an immediate family member of any of the foregoing persons has a direct or indirect material interest. In reviewing the related party transaction, the Audit Committee will, after reviewing all material information regarding the transaction, take into account, among other factors it deems appropriate, whether the transaction is on terms no less favorable than terms generally available to an unaffiliated third party under the same or similar circumstances and the extent of the related person’s interest in the transaction. The policy includes standing pre-approval for the following related person transactions:

∎

any transaction with another company at which a related person’s only relationship is as an employee (other than an executive officer), director or beneficial owner of less than 10% of that company’s equity securities, if the aggregate amount involved does not exceed the greater of $1,000,000, or 2% of that company’s total annual revenues;

∎

any charitable contribution, grant or endowment by the Company to a charitable organization, foundation or university at which a related person’s only relationship is as an employee (other than an executive officer) or a director, if the aggregate amount involved does not exceed the lesser of $1,000,000, or 2% of the charitable organization’s total annual receipts;

∎

any transaction, such as dividends paid on the common stock, in which the related person’s interest arises solely from the ownership of the Company’s common stock and all holders of the Company’s common stock received the same benefit on a pro rata basis; and

∎	any transaction with a related party involving services as a bank depositary of funds, transfer agent, registrar, trustee under a trust indenture, or similar services.

There are no transactions with related persons to report for fiscal 2018.

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Stockholder Proposals for the 2020 Annual Meeting

Pursuant to Rule 14a-8 under the Securities Exchange Act, stockholder proposals to be included in the Proxy Statement for the Company’s annual meeting of stockholders in 2020 must be received by the Secretary of the Company at the Company’s offices at 160 Exeter Drive, Winchester, Virginia 22603-8605, at least 120 days before the date of the Company’s Proxy Statement for the previous year’s annual meeting. The submission by a stockholder of a proposal for inclusion in the Proxy Statement is subject to regulation by the SEC.

Under the Company’s bylaws, notice of proposals by stockholders to be brought before any annual or special meeting generally must be in proper form, contain the information required by the bylaws and be delivered to the Company no earlier than 120 days and no later than 90 days before the first anniversary of the previous year’s annual meeting.

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Delivery of Documents to Stockholders Sharing an Address

If you and other residents at your mailing address own common stock through a broker or bank in “street name,” your broker or bank may have sent you a notice that your household will receive only one Annual Report to stockholders and Proxy Statement or a Notice of Internet Availability indicating proxy materials are available on the internet for each company in which you hold shares through that broker or bank. The practice of sending only one copy of an Annual Report to stockholders and Proxy Statement or a Notice of Internet Availability is known as “householding.” If you did not respond that you did not want to participate in householding, you were deemed to have consented to the process. If the foregoing procedures apply to you, your broker has sent one copy of the Notice of Internet Availability to your address. You may revoke your consent to householding at any time by sending your name, the name of your brokerage firm, and your account number to Broadridge, Householding Department, 51 Mercedes Way, Edgewood, New Jersey 11717 (telephone number: 1-800-542-1061). In any event, if you did not receive an individual copy of the Company’s Annual Report to stockholders or this Proxy Statement, and wish to do so, the Company will send a copy to you if you address your written request to Trex Company, Inc., 160 Exeter Drive, Winchester, Virginia 22603-8605, Attention: Secretary, or call the Company at 540-542-6300. If you are receiving multiple copies of the Annual Report to stockholders and Proxy Statement or Notice of Internet Availability, you can request householding by contacting the Company in the same manner. The Company encourages you to participate in this program. It will reduce the volume of duplicate information received at your household, as well as reduce the Company’s expense.

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Other Matters

The Board does not intend to present to the annual meeting any other matters not referred to above and does not presently know of any matters that may be presented to the meeting by others. If other matters are properly brought before the meeting, the persons named in the enclosed proxy will vote on such matters in their own discretion.

By Order of the Board of Directors,

Ronald W. Kaplan

Chairman of the Board

James E. Cline

President and Chief Executive Officer

Dated: March 19, 2019

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Appendix A

THIRD CERTIFICATE OF AMENDMENT TO

THE RESTATED CERTIFICATE OF INCORPORATION OF

TREX COMPANY, INC.

Trex Company, Inc., a Delaware corporation (the “Corporation”), does hereby certify:

FIRST: That Section A of Article IX of the Restated Certificate of Incorporation of the Corporation is hereby amended and restated to read in its entirety as follows:

Section A. Classified Board and Election. The Board, other than those directors elected by the holders of any series of Preferred Stock as provided for or fixed pursuant to the provisions of Article VI hereof, shall be divided into three classes, as nearly equal in number as the then-authorized number of directors constituting the Board permits, with the term of office of one class expiring each year and with each director serving for a term ending at the third annual meeting of stockholders of the Corporation following the annual meeting at which such director was elected. One class of directors shall be initially elected for a term expiring at the annual meeting of stockholders to be held in the year 2000, another class shall be initially elected for a term expiring at the annual meeting of stockholders to be held in the year of 2001, and another class shall be initially elected for a term expiring at the annual meeting of stockholders to be held in the year of 2002. ~~Members of each class shall hold office until their successors are elected and qualified. At each succeeding annual meeting of the stockholders of the Corporation, the successors of the class of directors whose term expires at that meeting shall be elected by a plurality vote of all votes cast at such meeting to hold office for a term expiring at the annual meeting of stockholders held in the third year following the year of their election.~~ At each succeeding annual meeting of the stockholders of the Corporation, in an uncontested election of directors, each director of the Corporation shall be elected by a majority of the votes cast by the shares present in person or represented by proxy at the meeting and entitled to vote on the election of directors; provided, however, in a contested election, the directors shall be elected by a plurality of the votes cast by the shares present in person or represented by proxy at the meeting and entitled to vote on the election for directors. For purposes of this Section A of Article IX, (i) an “uncontested election” is an election in which the number of nominees for director is not greater than the number to be elected and (ii) a “contested election” is an election in which the number of nominees for director is greater than the number to be elected. Each elected director shall hold office for a term expiring at the annual meeting of stockholders held in the third year following the year of their election. Members of each class shall hold office until their successors are elected and qualified.

SECOND: That said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

In witness whereof, the Corporation has caused this Certificate to be signed by its duly authorized officer, this 1st day of May, 2019.

By:

Name: William R. Gupp

Title: Senior Vice President, General Counsel and Secretary

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